Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

OPTIMIZERX CORPORATION,

HEALTHY OFFERS, INC.,

THE SECURITYHOLDERS OF HEALTHY OFFERS, INC.,

and

MICHAEL WEINTRAUB, as Securityholder Representative

Dated as of October 11, 2023

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 11, 2023 (the “Agreement Date”), is entered into by and among OptimizeRx Corporation, a Nevada corporation (“Buyer”), Healthy Offers, Inc., a Nevada corporation d/b/a Medicx Health (the “Company”), the Securityholders of the Company who now or hereafter become a party to this Agreement, and Michael Weintraub, not it his individual capacity, but solely in his capacity as the representative, agent and attorney-in-fact of the Securityholders (the “Representative”). The Buyer and the Company are referred to collectively herein as the “Parties” and each as a “Party.”

BACKGROUND

WHEREAS, after the Agreement Date, the Buyer will form a new Nevada corporation that will be wholly owned by the Buyer (such corporation, “Merger Sub”);

WHEREAS, the Parties desire to merge Merger Sub with and into the Company with the Company as the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and its Securityholders, (b) approved and declared advisable this Agreement and the Transactions, including the Merger, and (c) recommended adoption of this Agreement by the Securityholders of the Company in accordance with the Nevada Revised Statutes Chapter 92A (the “(the “Nevada Act”);

WHEREAS, prior to the execution and delivery of this Agreement and as a material inducement to Buyer to enter into this Agreement, the Company obtained from the Major Holders (who collectively hold, in the aggregate, not less than 88.6% of the outstanding Shares entitled to vote on this Agreement) the written consent attached hereto as Exhibit A-1 (the “Shareholder Consent”);

WHEREAS, prior to the execution and delivery of this Agreement and as a material inducement to Buyer to enter into this Agreement, the Company obtained from the Major Holders (who collectively hold, in the aggregate, not less than 88.6% of the outstanding Shares entitled to vote on this Agreement) a joinder and waiver, in the form attached hereto as Exhibit A-2 (the “Joinder and Support Agreement”); and

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1. The Merger.

1.1. Merger. Subject to and upon the terms and conditions of this Agreement and in accordance with the Nevada Act, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger, shall continue its corporate existence as a wholly owned subsidiary of the Buyer. The Company, as the surviving company in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2. The Effective Time. At the Closing, subject to the terms and conditions set forth in this Agreement, the Company, Buyer, and Merger Sub shall cause articles of merger, in form and substance substantially similar to Exhibit 1.2 attached hereto (the “Articles of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Nevada, and shall make all other filings or recordings required by the Nevada Act to complete the Merger. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Secretary of State of the State of Nevada or at such other time as Buyer and the Company shall agree and shall specify in the Articles of Merger (the “Effective Time”).

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Nevada Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all of the assets, property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

1.4. Articles of Incorporation. The articles of incorporation of Merger Sub in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law; provided, however, that the name of the corporation set forth therein shall be changed to the name of the Company.

1.5. Bylaws. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable Law; provided, however, that the name of the corporation set forth therein shall be changed to the name of the Company.

1.6. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the directors and officers of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

1.7. Conversion of Shares and Vested Options. On the terms and subject to the conditions of this Agreement, at the Effective Time by virtue of the Merger and without any action on the part of the Parties or any of the Securityholders, the following shall occur:

1.7.1 Company Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares or shares of treasury stock to be cancelled pursuant to Section 1.7.3) shall automatically be cancelled and extinguished and converted into the right to receive, subject to the terms and conditions of this Agreement, a portion of the Merger Consideration plus the portion of the Deemed Cash Amount attributable to such Share, as set forth in the Payment Schedule, subject to and payable in accordance with Section 1.8, the Company’s First Amended and Restated Articles of Incorporation (“Articles of Incorporation”) in effect immediately prior to the Closing, and the other provisions of this Agreement, and from the Adjustment Escrow Funds as provided in this Agreement and the Escrow Agreement and on account of the Purchase Price Adjustment, at the respective times and subject to the contingencies specified herein and therein, without any interest thereon. At the Effective Time, each Share will no longer be outstanding and will be automatically cancelled and retired and will cease to exist, and each holder of a Certificate will cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate, such consideration provided for herein.

1.7.2 Options.

(a) Vested Company Options. At the Effective Time, each Vested Company Option shall be cancelled and automatically converted into the right to receive, following the execution and delivery of an Option Cancellation Agreement with respect to any such Vested Company Option, at the respective times and subject to the requirements and contingencies specified herein, without interest, the amount in cash equal to the product of (i) the excess of (A) the Merger Consideration per share of Common Stock over (B) the exercise price per share of Common Stock subject to such Vested Company Option, multiplied by (ii) the number of shares of Common Stock subject to such Vested Company Option; plus (y) the portion of the Deemed Cash Amount attributable to such Vested Company Option, as set forth in the Payment Schedule, if any.

(b) Unvested Company Options. At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time (other than any Vested Company Option) shall be cancelled and terminated without consideration. None of Buyer, Merger Sub or the Surviving Corporation shall assume or otherwise replace any Company Option (or portion thereof) in connection with the Transactions.

1.7.3 Cancellation of Treasury Stock. Each share of Company Stock held immediately prior to the Effective Time by the Company as treasury stock shall be automatically cancelled and extinguished and no cash or other consideration shall be paid with respect thereto.

1.7.4 Merger Sub Common Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. The shares of common stock of the Surviving Corporation shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.8. Securityholder Payments; Security Deliveries.

1.8.1 Acquiom Financial LLC, a Colorado limited liability company (the “Paying Agent”) shall act as paying agent in effecting payments to the Securityholders and the exchange of cash for (a) in the instance of Shareholders, the certificates which, immediately prior to the Effective Time, represented shares of Common Stock or Preferred Stock, as the case may be (“Certificates”), owned by such Shareholders, and (b) in the instance of Optionholders, the Company Options owned by such Optionholder and a duly executed agreement cancelling such Optionholder’s Company Options (an “Option Cancellation Agreement”), in form and substance substantially similar to Exhibit 1.8.1-1 attached hereto. Within five (5) Business Days following the date hereof, to the extent not delivered prior to the date hereof, the Company shall deliver to each Securityholder a letter of transmittal in form and substance substantially similar to Exhibit 1.8.1-2 attached hereto (the “Letter of Transmittal”). The Letter of Transmittal shall approve the execution and performance of this Agreement and the Escrow Agreement.

1.8.2 The Letter of Transmittal shall direct each Securityholder to deliver to the Paying Agent, as applicable: (a) (i) in the instance of a Shareholder, all Certificates, duly endorsed in blank or accompanied by duly executed stock powers, representing such Shareholder’s Company Stock, and (ii) in the instance of an Optionholder, the Option Cancellation Agreement with respect to such Optionholder’s Vested Options; (b) a Letter of Transmittal duly completed and validly executed in accordance with the instructions therein; and (c) an executed Joinder and Support Agreement (collectively, the “Security Deliveries”).

1.8.3 At the Closing pursuant to Section 2.1.2, Buyer shall deliver to the Paying Agent, on behalf of all Securityholders, the consideration described in Section 2.1.2. Until so surrendered or until an Option Cancellation Agreement is entered into, as applicable, each such Certificate or Vested Company Option shall represent solely the right to receive a portion (if any) of the Merger Consideration, subject to and payable in accordance with Section 1.8 and the other provisions of this Agreement. Notwithstanding the foregoing, if any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate or Company Option, the Merger Consideration or other consideration hereunder to be paid in respect of the shares of Company Stock, as applicable, represented by such Certificate, as applicable, as contemplated by this Section 1.8. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, (a) all payments to be made to the Optionholders pursuant to this Agreement shall be paid by the Paying Agent to the Company’s payroll processor for further payment by the Payroll Processor to each such Optionholder, less required withholdings and deductions (to be handled by such Payroll Processor), subject to and in accordance with this Agreement and the Payments Schedule; and (b) the aggregate cash amount due to any Management Investor shall be reduced by the Management Investment Amount allocated to such Management Investor, as set forth in the Payments Schedule.

1.9. Required Withholding. Each of Buyer, the Escrow Agent, the Paying Agent, the Company, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, the Paying Agent Agreement, or the Escrow Agreement to any Securityholder such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or non-United States Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such deducted or withheld amounts shall be paid over to the appropriate Taxing Authority (with copies of the appropriate receipts for such payments provided to the Representative) and shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

1.10. Dissenting Shares.

1.10.1 Notwithstanding any provision of this Agreement to the contrary, any Shares that are outstanding immediately prior to the Effective Time and which are held by Shareholders (a) who have not voted in favor of the Merger or consented thereto in writing, (b) who have demanded, properly in writing, payment for such Shares, as applicable, in accordance with Section 92A.380 of the Nevada Act (a “Dissenter Payment”), and (c) who have not withdrawn such demand or been deemed to have forfeited the right to a Dissenter Payment (such Shares being referred to as “Dissenting Shares”) will no longer be outstanding and will not be converted into the right to receive the portion of the Merger Consideration pursuant to Section 1.7, but instead will be converted in to the right to receive the Dissenter Payment in accordance with the Nevada Act, subject to all applicable withholding. If any Shareholder fails to perfect, effectively withdraws or otherwise loses its rights to a Dissenter Payment for such Shares under the Nevada Act, then, as of the later of the Effective Time or the occurrence of such event, such Shareholder’s Shares will automatically be converted into and represent the right to receive (subject to the provisions of this Section 1.10), without any interest thereon, a cash amount that would have been payable to such Shareholder pursuant to Section 1.7 had such Shareholder tendered such Shareholder’s Security Deliveries prior to the Closing.

1.10.2 The Company will give Buyer written notice of any demand for a Dissenter Payment received by the Company in accordance with Section 92A.380 of the Nevada Act, withdrawals of such demands, and any other instruments served pursuant to the Nevada Act and received by the Company. The Company shall have the opportunity to direct and control all negotiations and proceedings with respect to any demand for Dissenter Payment prior to the Closing, provided that (a) the Company shall keep Buyer informed of the status of such negotiations and proceedings, (b) Buyer shall have the right to participate in such negotiations and proceedings with counsel of its choice, whose fees and expenses shall be borne by Buyer, and (c) neither the Company nor the Representative shall settle such claims and procedures without the prior written consent of Buyer.

1.10.3 Upon a final non-appealable award of any Dissenter Payments by a court of competent jurisdiction to any holder of Dissenting Shares, the Representative shall direct the Paying Agent to promptly pay to such holder the amount of such award and any costs awarded with respect thereto. Buyer shall be indemnified for all Dissenter Payments and any costs awarded by a court of competent jurisdiction to the holders of Dissenting Shares, to the extent paid by Buyer (on behalf of the Surviving Corporation).

1.11. Tax Characterization. The Parties intend that, for U.S. federal and applicable state income Tax purposes, the Merger shall be treated as a taxable sale by Securityholders of their Company Stock to Buyer, and each party hereto shall report the Transactions on a basis consistent with such characterization unless otherwise required to by applicable Law, provided, however, that the Parties recognize that certain Securityholders who receive cash in exchange for their Company Stock in the Merger may be eligible for the exclusions set forth in Section 1202(a) of the Code to the extent any such Securityholders otherwise qualify for such exclusions.

2. Closing. The closing of the Merger and the other Transactions (collectively, the “Closing”) shall take place by electronic exchange of documents as promptly as practicable (but in no event later than the fifth (5th) Business Day) following the satisfaction or waiver in writing of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions the respective Parties shall take at the Closing itself), subject in all cases to Section 9 herein. The date of the Closing is referred to as the “Closing Date,” and the effective time of the Closing on the Closing Date shall be 12:01am ET.

2.1. Articles of Merger Filing; Payments at Closing. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Section 7.1 and Section 7.2 herein:

2.1.1 The Company and Merger Sub shall cause the Articles of Merger to be executed and filed with the Secretary of State of Nevada.

2.1.2 The aggregate consideration to the Securityholders pursuant to the Merger shall equal $95,000,000.00 (the “Base Purchase Price”), subject to Section 2.1.3 and Section 2.3, and as may be adjusted in accordance with Section 2.3 (such adjusted amount, the “Merger Consideration”).

2.1.3 At the Closing, the Buyer shall:

(a) pay to the Paying Agent, on behalf of the Securityholders, an amount equal to (i) the Base Purchase Price, minus (ii) the excess (if any) of the Target Net Working Capital over the Estimated Net Working Capital, plus (iii) the excess (if any) of the Estimated Net Working Capital over the Target Net Working Capital, plus (iv) the sum of the Estimated Cash, minus (v) the sum of the Estimated Transaction Expenses, minus (vi) the sum of the Estimated Indebtedness, minus (vii) the Adjustment Escrow Amount, minus (viii) the Indemnification Escrow Amount, minus (ix) the Reserve Amount, and minus (x) the Management Investment Amount, by wire transfer of immediately available funds to the bank account designated in writing by the Paying Agent, which such account shall be designated at least three (3) Business Days prior to the Closing Date, with such amount to be allocated among the Securityholders in accordance with the Payment Schedule;

(b) pay to the Persons entitled to same, on behalf of the Securityholders or the Company, as applicable, the aggregate amount of the Estimated Transaction Expenses, by wire transfer of immediately available funds in the amount and to the bank accounts designated in writing by the Company, which such accounts shall be designated at least three (3) Business Days prior to the Closing Date;

(c) pay to the Persons entitled to same, if any, on behalf of the Company, the aggregate amount of the Estimated Indebtedness, other than the Indebtedness identified on Exhibit 2.1.3(c), to the holders of such Indebtedness, by wire transfer of immediately available funds in the amounts and to the bank accounts designated in writing by the Company, which such accounts shall be designated at least three (3) Business Days prior to the Closing Date; at least three (3) Business Days prior to the Closing Date (the Company shall make arrangements satisfactory to Buyer for the holders of such Estimated Indebtedness to provide to Buyer recordable form Lien releases in connection with the Closing);

(d) deposit with the Escrow Agent, in readily available funds, the Escrow Funds;

(e) deposit with the Escrow Agent, in readily available funds, the Reserve Amount; and

(f) retain the Management Investment Amount, in order to secure the payment obligations of the Management Investors under the Subscription Agreements.

2.2. Escrow. Subject to all other remedies available to Buyer hereunder, the Escrow Funds shall secure (a) Shareholders’ obligation pursuant to Section 7 of this Agreement to pay their portion of the retention under the R&W Policy, and (b) Shareholders’ obligations with respect to any adjustments to the Merger Consideration in accordance with Section 2.3 of this Agreement. The Escrow Funds and the Reserve Amount shall be held and released by the Escrow Agent pursuant to the terms of an Escrow Agreement by and among Buyer, Representative, and the Escrow Agent, substantially in the form attached hereto as Exhibit 2.2 (the “Escrow Agreement”).

2.3. Purchase Price Adjustments.

2.3.1 No later than three (3) Business Days prior to the Closing, Representative shall prepare and deliver, or cause the Company to prepare and deliver, to Buyer an officer’s certificate of the Company that contains a good faith and reasonable best estimate of (a) the Net Working Capital as of the close of business of the day immediately preceding the Closing Date (the “Estimated Net Working Capital”), (b) the amount of Cash of the Company as of the close of business of the day immediately preceding the Closing Date (the “Estimated Cash”), (c) the amount of Indebtedness of the Company calculated through and including the Closing that will be unpaid immediately prior to the Closing (including final bills and wire transfer instructions as applicable) (the “Estimated Indebtedness”), and (d) the Transaction Expenses calculated through and including the Closing that will be unpaid immediately prior to the Closing, plus the aggregate amount of the Transaction Expenses that will become payable after the Closing, to the extent calculable (the “Estimated Transaction Expenses”), which Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness, and Estimated Transaction Expenses shall be prepared in accordance with the methodology, clarifications, and exceptions set forth on Exhibit 2.3.1 and, to the extent not set forth thereon, in accordance with the same accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions, procedures, and level of prudence as were used to prepare the Financial Statements (the “Accounting Methodology”).

2.3.2 Within sixty (60) calendar days after the Closing Date, Buyer shall prepare and deliver to Representative a statement (the “Closing Statement”) setting forth Buyer’s calculation of (a) the Net Working Capital of the Business as of the close of business of the day immediately preceding the Closing Date (the “Net Working Capital Calculation”), (b) the amount of Cash of the Company as of the close of business of the day immediately preceding the Closing Date (the “Closing Cash”), (c) the amount of Indebtedness of the Company calculated through and including the Closing unpaid immediately prior to the Closing (the “Closing Indebtedness”), (d) the Transaction Expenses calculated through and including the Closing unpaid immediately prior to the Closing, plus the aggregate amount of the Transaction Expenses paid or payable after the Closing, to the extent calculable (the “Closing Transaction Expenses”), and (e) Buyer’s proposed calculation of the Adjustment Calculation. The Closing Statement, the Net Working Capital Calculation, the Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses, and the Adjustment Calculation as determined by Buyer shall be prepared using the Accounting Methodology.

2.3.3 On or prior to the thirtieth (30th) calendar day following Buyer’s delivery of the Closing Statement, the Representative shall have the right to give Buyer a written notice stating in reasonable detail any and all of the Securityholders’ non-duplicative objections (an “Objection Notice”) to the Closing Statement or the Buyer’s determination of the Net Working Capital Calculation, the Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses, or the Adjustment Calculation. During such thirty (30) calendar day period, Buyer shall provide the Representative, its accountants and representatives acting for the Representative with access, at reasonable times and upon reasonable prior notice, to the Company’s Books and Records and the Company’s accountants. Any Objection Notice shall specify in reasonable detail (if available to Representative) the dollar amount of any objection and the reasonable basis or bases therefor (and shall include necessary supporting documentation available to Representative). The failure by the Representative to deliver an Objection Notice within such thirty (30) day period shall constitute the Securityholders’ acceptance of all of the items set forth in the Closing Statement, which shall be final and binding on all Securityholders for all purposes of this Agreement, in which case the amounts set forth in the Closing Statement shall constitute the “Final Adjustment Calculation” for purposes of Section 2.3.5.

2.3.4 Following Buyer’s receipt of any Objection Notice, the Representative and Buyer shall attempt to negotiate in good faith to resolve such dispute. In the event that the Representative and Buyer fail to agree on any proposed adjustments set forth in the Objection Notice, within fifteen (15) days after Buyer receives the Objection Notice, the parties may elect by mutual agreement to extend the period of negotiation and may elect by mutual agreement to engage a mediator to assist in such negotiation. To the extent that any matter remains unresolved following negotiations, the Representative and Buyer agree that an Accounting Arbitrator shall make the final, binding determination, absent fraud or manifest error, regarding the proposed adjustments set forth in the Objection Notice that are not resolved by the Representative and Buyer (the “Adjustment Calculation Disputed Items”). Buyer, on the one hand, and the Representative, on the other hand, each shall provide the Accounting Arbitrator with their respective determinations of the Adjustment Calculation Disputed Items. The Accounting Arbitrator shall make its determination of the Adjustment Calculation Disputed Items and the resultant Final Net Working Capital Calculation, Final Cash, Final Indebtedness, Final Transaction Expenses, and Final Adjustment Calculation which determination shall be final and binding on Securityholders and Buyer. The determination of any of the Adjustment Calculation Disputed Items by the Accounting Arbitrator shall be within, and limited by, the range comprised of the respective determination of each of the Parties’ calculation with respect to such Adjustment Calculation Disputed Items. The Accounting Arbitrator shall make its determination, in writing, and as soon as practicable, but no later than thirty (30) calendar days after all hearings related thereto, based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. The fees, costs, and expenses of the Accounting Arbitrator shall be paid pro rata by Buyer, on the one hand, and the Securityholders, on the other hand, in relation to the proportional difference between the Accounting Arbitrator’s determination of the Final Adjustment Calculation and Buyer’s and Representative’s respective determinations of the Adjustment Calculation. As used herein, “Final Net Working Capital Calculation” means the Net Working Capital Calculation as ultimately determined in accordance with this Section 2.3, “Final Cash” means the amount of Cash as ultimately determined in accordance with this Section 2.3, “Final Indebtedness” means the amount of Indebtedness as ultimately determined in accordance with this Section 2.3, and “Final Transaction Expenses” means the amount of Transaction Expenses as ultimately determined in accordance with this Section 2.3.

2.3.5 Adjustment Calculation Payment.

(a) If the Final Adjustment Calculation is a negative number after final determination pursuant to this Section 2.3 (the amount by which the Final Adjustment Calculation is less than zero, the “Net Deficit Amount”), then Buyer and Representative shall execute joint written instructions to the Escrow Agent to (i) release and pay out to Buyer, from the Adjustment Escrow Funds, the Net Deficit Amount, and (ii) simultaneously with the payment to Buyer of the Net Deficit Amount, to release and pay out to the Paying Agent, from the Adjustment Escrow Funds, the amount by which the Net Deficit Amount is less than the Adjustment Escrow Amount, if any (which released amount shall be allocated among the Shareholders in accordance with the Payment Schedule). If the Net Deficit Amount exceeds the amount in the Adjustment Escrow Funds, then the Securityholders shall, within ten (10) Business Days following such release and payout, pay to Buyer the amount by which the Net Deficit Amount exceeds the amount in the Adjustment Escrow Funds.

(b) If the Final Adjustment Calculation is a positive number after final determination pursuant to this Section 2.3 (the amount by which the Final Adjustment Calculation is greater than zero, the “Net Surplus Amount”), then (i) Buyer shall pay, or shall cause the Surviving Corporation to pay, in each case to the Paying Agent, the Net Surplus Amount (which amount shall be allocated among the Securityholders in accordance with the Payment Schedule), and (ii) Buyer and Representative shall execute joint written instructions to the Escrow Agent to release and pay out to the Paying Agent the Adjustment Escrow Amount from the Escrow Funds (which amount shall be allocated among the Shareholders in accordance with the Payment Schedule).

(c) If the Final Adjustment Calculation is zero after final determination pursuant to this Section 2.3, then Buyer and Representative shall execute joint written instructions to the Escrow Agent to release and pay out to the Shareholders the Adjustment Escrow Amount from the Escrow Funds (which amount shall be allocated among the Shareholders in accordance with the Payment Schedule).

(d) Any amount due under this Section 2.3.5 shall be paid within five (5) Business Days after the date of final determination pursuant to this Section 2.3. The Merger Consideration shall be deemed to be increased or decreased, as applicable, by any payments made pursuant to this Section 2.3.5.

2.4. Payment Schedule.

2.4.1 Estimated Payment Schedule. Attached hereto as Exhibit 2.4.1 is a schedule (the “Estimated Payment Schedule”) containing the following information with respect to each of the Securityholders as of the date of this Agreement: (a) the country and state of residence or primary place of business, as applicable, of each Securityholder; (b) the Company Stock held by such Securityholder, designated by class, if any; (c) the Company Options held by such Securityholder, if any, along with the class of Company Stock subject to such Company Options, the award type (including whether each such Company Options were granted as an Incentive Stock Option or a Non-Qualified Incentive Stock Option), the exercise price per share of such Company Options, whether any such Company Options are unvested as of the Effective Time; (d) the Securityholder Pro Rata Share of such Securityholder; (e) the Management Investment Amount allocated to such Securityholder, if such Securityholder is a Management Investor for the issuance of Buyer Common Stock; and (f) the amounts payable to each such Securityholder at the Closing under Section 2.1.3, assuming a Closing Date as indicated on the Estimated Payment Schedule, and assuming the results of certain of the adjustments set forth in Section 2.3). The Estimated Payment Schedule was prepared by the Company in accordance with the Company’s Articles of Incorporation in effect immediately prior to the Closing and this Agreement.

2.4.2 Payment Schedule. No later than three (3) Business Days prior to the Closing, Representative shall prepare and deliver, or cause the Company to prepare and deliver, to Buyer, along with the certificate contemplated under Section 2.3.1, a modified version of the Estimated Payment Schedule including the same information provided in the Estimated Payment Schedule with appropriate updates so that the information provided is current as of such time delivered, including with respect to the amounts payable to each such Securityholder at the Closing under Section 2.1.3 (such updated version, the “Payment Schedule”). The Payment Schedule shall be consistent with the Estimated Payment Schedule and shall be prepared by the Company in accordance with the Company’s Articles of Incorporation in effect immediately prior to the Closing and this Agreement. Notwithstanding anything to the contrary in this Agreement, the Buyer shall be entitled to rely on, without any obligation to investigate or verify the accuracy or correctness thereof, the allocation methodology set forth in the Payment Schedule.

3. Representations and Warranties Regarding Securityholders. As a material inducement to Buyer to enter into the Transaction Documents and to consummate the Transactions, except as otherwise set forth in the Securityholder Disclosure Schedules heretofore delivered by the Company and each Securityholder to and acknowledged as received by Buyer (which disclosures shall reference the specific sections and subsections below, as applicable, but shall also qualify other sections or subsections in this Section 3 and in the Securityholder Disclosure Schedules but only to the extent it is reasonably apparent on its face from a reading of the disclosure item that the disclosure is applicable to the other section or subsection), each of the Securityholders, severally but not jointly, by execution of such Securityholders’ respective Joinder and Support Agreement, Shareholder Consent (as applicable), and Letter of Transmittal, hereby represents and warrants to Buyer (as of the date hereof and as of the Closing, except in each case to the extent any representation and warranty speaks as of any other specific date) as set forth below:

3.1. Authorization. Each Securityholder that is an individual has the necessary legal capacity, and each Securityholder that is not an individual has all requisite power and authority and has taken all necessary action, to enter into, deliver, and perform, in accordance with their terms, this Agreement and any other Transaction Documents to which such Securityholder is a party and to consummate the Transactions. This Agreement and each of the other Transaction Documents to which such Securityholder is a party has been duly and validly executed and delivered by such Securityholder. Assuming this Agreement and the other Transaction Documents to which such Securityholder is a party are duly and validly executed and delivered by the other parties hereto and thereto, this Agreement and each other Transaction Document to which such Securityholder is a party are the valid and legally binding obligations of such Securityholder, enforceable against such Securityholder in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

3.2. Ownership. Each Securityholder is the record and beneficial owner of, free and clear of all Liens, and has good, valid and marketable title to, the Securities listed next to such Securityholder’s name on the Estimated Payment Schedule. No Securityholder is the subject of any bankruptcy, reorganization or similar Proceeding. Except for this Agreement and as set forth on Schedule 3.2, (a) there are no outstanding Contracts or understandings between a Securityholder and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of such Securityholder’s Securities and (b) no Securityholder (nor any other Person) has any right whatsoever to receive or acquire any ownership interest or other securities in the Company.

3.3. Noncontravention. Except as set forth on Schedule 3.3, no Consent, exemption declaration by, filing with, other action by or notification to any Governmental Authority or any other Person is required in connection with the execution, delivery and performance by a Securityholder of this Agreement or the other Transaction Documents to which such Securityholder is a party or the consummation of the Transactions.

3.4. Proceedings. Except as set forth on Schedule 3.4, there are no (a) outstanding Orders against any Securityholder, (b) Proceedings pending or, to the knowledge of the Securityholder, threatened against any Securityholder, or (c) investigations by any Governmental Authority that are pending or, to the knowledge of the Securityholder, threatened against any Securityholder, in each case, that would reasonably be expected to give rise to any legal restraint or a prohibition against the Transactions or seek to prevent, impair or delay any Securityholder’s ability to consummate the Transactions.

3.5. Broker Fees. Except as set forth on Schedule 3.5, there are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any Contract, arrangement or agreement to which a Securityholder is a party or to which such Securityholder is subject for which the Company or Buyer or their respective Affiliates could become obligated or incur as a Liability.

4. Representations and Warranties Concerning the Company. As a material inducement to Buyer to enter into the Transaction Documents and to consummate the Transactions, except as otherwise set forth in the Securityholder Disclosure Schedules heretofore delivered by the Company and each Securityholder to and acknowledged as received by Buyer (which disclosures shall reference the specific sections and subsections below, as applicable, but shall also qualify other sections or subsections in this Section 3 and in the Securityholder Disclosure Schedules but only to the extent it is reasonably apparent on its face from a reading of the disclosure item that the disclosure is applicable to the other section or subsection), the Company hereby represents and warrants to Buyer (as of the date hereof and as of Closing, except in each case to the extent any representation and warranty speaks as of any other specific date) as set forth below:

4.1. Organization and Authority.

4.1.1 The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. The Company is qualified to do business and is in good standing (or equivalent status) in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification necessary, and each such jurisdiction is listed on Schedule 4.1.1. The Company has all requisite power and authority to own, lease and operate its properties and carry on its business as now conducted. The Company has all requisite power and authority to enter into and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The copies of the Company’s organizational documents which have been delivered to Buyer reflect all amendments thereto and are true, correct and complete in all respects. The minute books and all other Books and Records of the Company which have been delivered to Buyer are true, correct and complete in all material respects. The Company is not in default in any material respect under or in violation of any provision of its organizational documents.

4.1.2 Schedule 4.1.2 sets forth all of the members of the board of directors and the officers of the Company.

4.2. Authorization. The execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action and no other action or other proceeding on the part of it is necessary or required. This Agreement and each other Transaction Document to which the Company is a party has been duly and validly executed and delivered by it. Assuming this Agreement and the other Transaction Documents to which the Company is a party are duly and validly executed and delivered by the other parties hereto and thereto, this Agreement and each other Transaction Document to which it is a party are the valid and legally binding obligations of the Company, enforceable against it, as applicable, in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Except as set forth on Schedule 4.2, no Consent, Order, declaration or filing with, or notification to any Governmental Authority or any other Person is required in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which the Company is a party or the consummation of the Transactions.

4.3. Capitalization.

4.3.1 Schedule 4.3.1 sets forth the authorized and outstanding ownership interest or other securities of the Company. All of the outstanding ownership interests and other securities of the Company have been duly authorized, are validly issued, are fully paid and nonassessable, and are owned of record and beneficially by the equityholders set forth on Schedule 4.3.1, free and clear of all Liens, and are not subject to any preemptive, subscription, or similar rights that will survive the Closing. Other than the equity interests or other securities set forth on Schedule 4.3.1, there are no other ownership interests or other securities or participations or other equivalents (however designated and whether voting or nonvoting) outstanding of the Company. No Person is contesting the ownership of the equity or other securities of the Company or any distributions or contributions relating thereto. Except for this Agreement and as may be set forth on Schedule 4.3.1 there are no outstanding or authorized options, warrants, rights, Contracts, pledges, calls, puts, rights to subscribe, redeem, repurchase or otherwise acquire, conversion rights or other agreements, commitments or obligations (contingent or otherwise) to which the Company is a party or which is binding upon the Company providing for the issuance, sale, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. All prior repurchases of equity consummated by the Company were effected in compliance with all applicable Laws and Contracts, and there are no contingent or other Liabilities remaining in connection therewith. Except as set forth on Schedule 4.3.1, there are no outstanding or authorized equity appreciation, phantom stock, or similar rights with respect to the Company. The Company has not violated any foreign, federal, or state securities or “blue sky” Laws in connection with the offer, sale, or issuance of its equity. Except as set forth on Schedule 4.3.1, there are no Contracts with respect to the voting or transfer of the securities of the Company. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any equityholder of the Company may vote. Each Company Option was granted with an exercise price that is at least equal to the per share fair market value of the underlying Company Stock as of the date that the Company Option was granted. Securityholders are the sole record and beneficial owners of all of the outstanding ownership interests or other securities of the Company.

4.3.2 Except as set forth on Schedule 4.3.2, the Company does not own, directly or indirectly, (a) any Subsidiary, (b) with respect to any Person that is a corporation, any shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock of such Person or any right, warrant or option to acquire any of the foregoing, or (c) with respect to any Person that is not a corporation, any general partnership interests, limited partnership interests, membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights), or any right, warrant or option to acquire any of the foregoing.

4.3.3 The Estimated Payment Schedule is (and, when delivered, the Payment Schedule will be) true, correct, and complete, and the allocation methodology set forth in the Estimated Payment Schedule is (and, when delivered, in the Payment Schedule will be) in accordance with the Company’s Articles of Incorporation in effect immediately prior to the Closing.

4.4. Noncontravention. Except as set forth on Schedule 4.4, the execution, delivery, and performance of this Agreement and the other Transaction Documents to which the Company or any Securityholder is a party, the consummation by the Company or any Securityholder of the Transactions, and compliance by the Company and Securityholders with any provision hereof or thereof will not, directly or indirectly:

4.4.1 violate, conflict with, result in any breach or constitute a default (with or without notice or lapse of time, or both) under, result in, or give rise to a right of, termination, amendment, modification, cancellation, or acceleration of any right or obligation under, or the loss of any benefit under, create in any party the right to accelerate, terminate, modify, amend or cancel under, or require any notice, authorization or consent under the Company’s organizational documents or any Contract to which the Company is a party or by which any of its properties or assets are bound;

4.4.2 result in the creation or imposition of any Lien upon any property or assets, or any of the equity or other securities, of the Company;

4.4.3 contravene, conflict with, require any consent, or notice under or result in a violation or breach of the terms or requirements of any Law, Order to which the Company is subject or Authorization; or

4.4.4 require any Consent or other action by or notice to any Governmental Authority or other Person under the provisions of any Law, Order to which the Company is subject or Authorization.

4.5. Company Assets. Except as set forth on Schedule 4.5, the Company has good and valid title to, or a valid leasehold interest in, all properties and assets owned or used by it or reflected on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of in the Ordinary Course of Business since the date of such balance sheet). All buildings, plants, structures, fixtures, machinery, equipment, vehicles and other tangible personal property or assets of the Company are structurally sound, are in good operating condition and repair, are adequate for the uses to which they are being put, are suitable for immediate use in the Ordinary Course of Business, are free from latent and patent defects and have been maintained by the Company in the Ordinary Course of Business and are not in need of replacement, maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets of the Company constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary for the ownership, lease or operation of, or necessary for them to own, lease and operate, their assets and properties and the Business as heretofore conducted.

4.6. Broker Fees. Except for the fees payable to Canaccord Genuity Group Inc., there are and will be no claims for brokerage commissions or finders’ fees in connection with the Transactions based on any Contract, arrangement, or agreement to which the Company or any Securityholder is a party or to which the Company or any Securityholder is subject. In any event, neither the Buyer, Merger Sub, nor any Affiliate of the Buyer or Merger Sub, shall have any Liability for any brokerage commissions or finders’ fees on behalf of Company in connection with the Transactions based on any Contract, arrangement, or agreement to which the Company or any Securityholder is a party or to which the Company or any Securityholder is subject.

4.7. Financial Statements; Indebtedness; Other Financial Matters.

4.7.1 Attached as Schedule 4.7.1 are the following financial statements of the Company (the “Financial Statements”): (a) the audited balance sheet of the Company for the years end December 31, 2022 (the “Year-End Balance Sheet”), 2021, and 2020, and the related audited statements of income, equity, and cash flows and combined supplementary information for such annual period then ended, together with any notes thereto and any report thereon, and (b) the unaudited balance sheet of the Company as of August 31, 2023 (the “Latest Balance Sheet”) and the related unaudited statements of income and cash flows for the 8-month period then ended.

4.7.2 The Financial Statements (including the notes thereto, if any) are in accordance with the Books and Records of the Company, present fairly in all material respects the financial condition of the Company as of the respective dates indicated and the results of operations, capital contributions and cash flows for the respective periods covered thereby, and have been prepared and determined in accordance with GAAP consistently applied throughout the periods indicated, except in the case of the unaudited Financial Statements, to changes resulting from normal or recurring year-end adjustments in accordance with GAAP (in each case which are not, individually or in the aggregate, material to the Company) and the absence of notes. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the Financial Statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains systems of internal controls that are designed to provide reasonable assurances regarding the reliability of the Financial Statements. There are no material weaknesses or significant deficiencies in the internal controls of the Company that limit the reliability of the Financial Statements. To the Knowledge of the Company, there has been no, and there is no basis for, a finding of fraud or improper payments on the part of the Company, and the Company has not taken any action nor is it a party to any Proceeding that could reasonably be expected to give rise to any Liability for fraud or improper payments on the part of the Company. The Company has in place a revenue recognition policy consistent with GAAP.

4.7.3 Schedule 4.7.3 sets forth a true, correct, and complete (a) accounting of the Indebtedness of the Company, calculated as of the date hereof in accordance with GAAP; (b) list of all bank accounts or other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of the Company and all Persons who are signatories thereunder or who have access thereto, and (c) list of the names of all Persons holding general or special powers of attorney from the Company.

4.7.4 All accounts receivable of the Company reflected on the Latest Balance Sheet, are valid, bona fide obligations in favor of the Company arising from sales actually made or services actually rendered in the Ordinary Course of Business. All of the Company’s accounts receivable are reflected properly on its Books and Records and, except to the extent expressly reserved against on the Financial Statements or in such other amount that is not material in the aggregate, are stated on the Financial Statements at net realizable value. There is no contest, claim or right of set-off, other than returns or discounts in the Ordinary Course of Business, under any Contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable, except to the extent of the reserve reflected in the Financial Statements or in such other amount that is not material in the aggregate. Schedule 4.7.4 contains a complete and accurate list of all accounts receivable of the Company as of August 31, 2023, which list sets forth the aging of each such accounts receivable.

4.8. No Undisclosed Liabilities. Except as set forth on Schedule 4.8, the Company has no Liabilities (whether absolute or contingent, matured or unmatured, known or unknown) other than (a) Liabilities reflected on the Latest Balance Sheet and (b) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business and which are not material in amount.

4.9. Absence of Certain Changes. Since the date of the Latest Balance Sheet, the Company has conducted its Business in the Ordinary Course of Business and there has occurred no fact, event, development or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.9, since the date of the Latest Balance Sheet, the Company has not:

4.9.1 sold, leased, assigned, licensed, or transferred any of its property or assets or portion thereof (other than collection of accounts receivable in the Ordinary Course of Business) or mortgaged, pledged or subjected them to any additional Liens;

4.9.2 suffered any theft, damage, destruction or casualty loss exceeding $10,000 in the aggregate, whether or not covered by insurance;

4.9.3 declared, set aside or paid any distribution of property or assets other than Cash to any Securityholder of the Company with respect to its equity or other securities purchased, redeemed or otherwise acquired any of its equity or other securities (including any warrants, options or other rights to acquire its Common Stock or other Securities);

4.9.4 amended, restated or amended and restated, or authorized any of the foregoing to, its articles of incorporation or bylaws;

4.9.5 issued, sold or transferred any of its Common Stock or other Securities, securities convertible into its Common Stock or other Securities, or warrants, options or other rights to convert into, exchange or acquire its Common Stock or other Securities;

4.9.6 sold, assigned, transferred, or permitted to lapse any Intellectual Property, or disclosed, or permitted disclosure (except as necessary in the conduct of its Business), to any person other than representatives of Buyer, any trade secret, formula or similar information not therefore a matter of public knowledge;

4.9.7 made or granted any bonus or any wage or salary increase to any employee or group of employees (other than wage or salary increases made in the Ordinary Course of Business), entered into any employment, sale bonus, stay bonus or severance Contract with any current or former officer, employee, director or consultant of the Company, or made or granted any increase in any Employee Benefit Plans, amended, modified or terminated any Employee Benefit Plans or adopted any Employee Benefit Plans;

4.9.8 adopted any profit sharing, bonus, deferred compensation, retirement agreement or plan or other Employee Benefit Plan for or with any current or former employee, officer, consultant or director of the Company;

4.9.9 (A) adopted or changed any of its accounting (financial or Tax) policies, practices, methods, reporting or procedures, except as required by GAAP, (B) made or changed any election in respect of Taxes, (C) settled or compromised any Tax liability, claim or assessment, (D) entered into any closing agreement relating to any Tax, (E) agreed to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (F) failed to pay any Tax when due and payable, (G) surrendered any right to claim a Tax refund or made a claim for refund of Taxes, (H) prepared or filed any Tax Return (or amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice of the Companies, (I) incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice or (J) filed any amended Tax Return or any past-due Tax Return or filed of any Tax Return in a jurisdiction where a Tax Return of the same type in the immediately preceding Tax period was not filed;

4.9.10 entered into, terminated, or received notice of termination of any Contract or transaction (or series of related Contracts or transactions) involving a total remaining commitment by or to the Company of at least $25,000;

4.9.11 entered into any settlement, conciliation or similar Contract, released any claims possessed by it, canceled any Indebtedness owed to it or waived any rights of value, in each case, involving amounts in excess of $25,000;

4.9.12 made any capital expenditures or commitments for capital expenditures that aggregate in excess of $25,000 or entered into any lease of capital equipment or real property which involves an annual payment in excess of $25,000;

4.9.13 conducted its cash management customs and practices other than in the Ordinary Course of Business;

4.9.14 entered into any Contracts containing any Restrictive Business Covenants; or

4.9.15 committed or agreed to do any of the foregoing.

4.10. Legal Compliance. Except as set forth on Schedule 4.10, the Company has been and is in compliance with all applicable Laws, Orders and Authorizations applicable to its assets, businesses, properties and operations. Except as set forth on Schedule 4.10, no investigation, audit or review by any Governmental Authority with respect to the Company or the Business is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority provided written notice or, to the Knowledge of the Company, oral notice to the Company of its intention to conduct the same. Except as set forth on Schedule 4.10, to the Knowledge of the Company, the Company (a) has not been charged with, and is not now under investigation with respect to, any actual or alleged violation of any applicable Law or other requirement of a Governmental Authority, (b) is not party to or bound by any Order or (c) has not failed to file any report required to be filed with any Governmental Authority.

4.11. Tax Matters. Except as set forth on Schedule 4.11:

4.11.1 The Company has timely and properly filed all Tax Returns required to be filed by it, and each such Tax Return is true, correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. Schedule 4.11.1 separately sets forth the states in which the Company has filed Tax Returns since its formation, identifies for each such jurisdiction the Tax Returns filed, and indicates those Tax Returns that have been audited. The Company has delivered or made available to Buyer correct and complete copies of all income Tax Returns and any other material Tax Returns of the Company for the prior three (3) years. None of the Tax Returns filed by the Company contain a disclosure statement under Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law).

4.11.2 The Company has complied with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Taxing Authorities all amounts required to be remitted. The Company has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of Section 530 of the Revenue Act of 1978. Except as set forth on Schedule 4.11.2, the Company has accurately classified all service providers as either employees or independent contractors for all Tax purposes. The Company (a) has collected and remitted all applicable sales or use Taxes to the appropriate Taxing Authority, or (b) has obtained, in good faith, any applicable sales or use Tax exemption certificates.

4.11.3 There is no action, suit, proceeding, audit, investigation, or claim against the Company for any Taxes which are owed by the Company and due under applicable Law, but have not been paid in full, and no material assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Tax Return of or with respect to the Company. No action, suit, proceeding, audit, investigation, or claim has ever been received by the Company from any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in the jurisdiction. Except as set forth on Schedule 4.11.3, (a) no audit of the Company by any Taxing Authority has ever been conducted, is currently pending or is threatened, and (b) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by the Company.

4.11.4 No position has been taken on any Tax Return with respect to the Business or operations of the Company for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is substantially similar to any position which a Taxing Authority has successfully challenged in the course of an examination of a Tax Return of the Company. The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

4.11.5 The Company is not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, Tax Closing Agreement or other agreement relating to Taxes with any Governmental Authority).

4.11.6 The Company has not been a member of an Affiliated Group, and the Company has no Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of Law), as a transferee or successor, by Contract or otherwise.

4.11.7 The Company is not a United Stated Real Property Holding Corporation as such term is defined in Section 897 of the Code.

4.11.8 There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company.

4.11.9 There are no Liens upon any properties or assets of the Company arising from any failure or alleged failure to pay any Tax (other than Liens relating to Taxes for which adequate reserves have been recorded in line items on the Latest Balance Sheet).

4.11.10 The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in accounting method, or the use of a cash or an improper accounting method, for a Taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax legal requirement) executed on or prior to the Closing Date; (c) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax legal requirement) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Income Tax legal requirement); (e) installment sale or open transaction disposition made on or prior to the Closing Date; (e) prepaid or deposit amount received on or prior to the Closing Date; (f) debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code; (g) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax legal requirement) made on or prior to the Closing Date; (h) pursuant to Sections 951, 951A or 965 of the Code with respect to any interest held in a “controlled foreign corporation” (a “CFC”) (as that term is defined in Section 957 of the Code) on or before the Closing Date, and (i) “minimum gain chargeback” provision with respect to “minimum gain” for periods (or portions of periods) ending on or prior to the Closing Date pursuant to Subchapter K of the Code. No Acquired Company is required to pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code after December 31, 2017. The Company is not a cash basis taxpayer. The Company has not deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 451(c), 455, 456 or 460 of the Code or any corresponding or similar provision of law (irrespective of whether or not such deferral is elective). The Company has not agreed to, nor is it required to make, any adjustments under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting or otherwise, and neither the IRS nor any other Taxing Authority has proposed any such adjustment.

4.11.11 The Company has not been within the past two years, been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended to qualify in whole or in part for tax free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

4.11.12 The unpaid Taxes of the Company (a) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax Liability set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

4.11.13 An election pursuant to Section 83(b) of the Code was timely and properly filed in connection with any transfer described in Section 83(a) of the Code of equity in the Company subject to a “substantial risk of forfeiture” (as defined in Section 83 of the Code and the Treasury Regulations promulgated thereunder) at the time of such transfer and the Company has a copy of each such election.

4.11.14 The Company has not received any Tax Ruling or entered into a Tax Closing Agreement with any Taxing Authority that would have a continuing effect after the Closing Date. For purposes of this Agreement, the term “Tax Ruling” shall mean written rulings of a Taxing Authority relating to Taxes, and the term “Tax Closing Agreement” shall mean a written and legally binding agreement with a Taxing Authority relating to Taxes. No power of attorney currently in force has been granted by the Company concerning any Tax matter.

4.11.15 The Company does not have, or has it ever had, a permanent establishment (as defined by applicable tax treaty) or other taxable presence in any foreign country. Schedule 4.11.15 sets forth all material Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements with or granted by any taxing authority outside the United States applicable to either Company. The Company is in material compliance with the requirements for any such Tax exemption, Tax holiday, Tax concession or other Tax reduction agreement or arrangement.

4.11.16 The Company has no obligation to pay Taxes in the future pursuant to Section 965 of the Code.

4.11.17 The Company has not deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act (or any corresponding or similar provision of law passed in connection with the CARES Act or other COVID-19 legislation).

4.11.18 The Company is not a party to any joint venture, partnership, or contract that is treated as a partnership for federal income Tax purposes. The Company has never owned, directly or indirectly, any equity interest in any controlled foreign corporation (as defined in Section 857 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

4.11.19 The Company has no net operating losses or other Tax attributes presently subject to limitation under Section 382, 383, 384 or the federal consolidated return regulations (or any corresponding or similar provision of state, local or foreign Income Tax Law.

4.11.20 The Company has been classified as a C corporation for U.S. federal income tax purposes since 2012 and was classified as a partnership for U.S. federal income tax purposes prior to 2012.

4.11.21 The Company has complied all transfer pricing rules (including maintaining appropriate documentation for all transfer pricing agreements for purposes of Code Section 482 (or any similar provision of non-U.S. Legal Requirements).

4.12. Real Property.

4.12.1 The Company does not own, nor has the Company ever owned, any real property. Set forth on Schedule 4.12.1 is a true, correct and complete list of all real property leased or subleased to or by the Company (the “Leased Real Property”). The Leased Real Property comprises all of the real property used, operated on, leased or subleased by the Company, is suitable for the purposes for which it is currently used in connection with the Business, and has been maintained, in all material respects, in accordance with the terms of the Realty Leases.

4.12.2 For each Leased Real Property, Schedule 4.12.2 sets forth the street address thereof, if such property is leased or subleased to or by the Company, the rental amount currently being paid under such lease or sublease and the expiration of the term of such lease or sublease. The Company has previously delivered or made available to Buyer true, correct and complete copies of each of the leases and subleases, including any modifications or amendments thereto for the Leased Real Property (the “Realty Leases”). Except as set forth on Schedule 4.12.2, with respect to each of the Realty Leases: (a) each such Realty Lease is legal, valid, binding and enforceable and is in full force and effect and has not been modified, (b) the consummation of the Transactions do not require the Consent of, notice to or waiver of any party with respect to each such Realty Lease and the consummation of the Transactions will not result in a breach of, violation of or default under such Realty Lease, (c) the Company is not, and, to the Knowledge of the Company, no other party to the Realty Leases is, in breach, violation or default under any such lease or sublease, and no event has occurred or circumstance or condition exists which, with the delivery of notice, passage of time or both, would constitute such a breach, violation or default or permit the termination, modification or acceleration of rent under such Realty Lease, and all rent, additional rent and other amounts due and payable under the Realty Leases has been paid, (d) the Company has a valid leasehold interest in each of the Realty Leases, free and clear of any and all Liens, (e) there are no parties (other than the Company) in possession of any portion of the Leased Real Property, and (f) the Company has not entered into any written sublease, license, option, right, concession or other agreement or arrangement granting to any Person the right to use or occupy any Leased Real Property or any portion thereof or interest therein. The improvements on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear, casualty and condemnation excepted and are adequate and suitable for the purposes for which they are presently being used. No portion of any Leased Real Property is subject to any pending condemnation or eminent domain Proceeding or other Proceeding by any Governmental Authority and, to the Knowledge of the Company, there is no threat of condemnation or eminent domain Proceedings or other Proceedings with respect thereto.

4.13. Intellectual Property.

4.13.1 Schedule 4.13.1 lists all of the Owned Intellectual Property that is: (a) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, indicating for each, the applicable jurisdiction, title, registration number (or application number), and the date issued (or date filed) (the “Intellectual Property Registrations”); and (b) material to the operation of the Business as presently conducted or proposed to be conducted and not required to be disclosed pursuant to Section 4.13.1(a). All filings and fees related to Intellectual Property Registrations required to date have been timely filed with and paid to the relevant Governmental Authority and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The original, first and joint inventors of the subject matter claimed in the patents and patent applications included in the Intellectual Property Registrations (the “Company Patents”) are properly named in the Company Patents, and the applicable statutes governing marking of products covered by the inventions in the Company Patents have been fully complied with. Except as set forth in Schedule 4.13.1, no requests for non-publication have been filed for any of the pending Company Patents. The Owned Intellectual Property is subsisting, valid, and enforceable.

4.13.2 None of the Software included in the Owned Intellectual Property (the “Company Software”) incorporates, embeds or is distributed or installed with, statically or dynamically links with or otherwise interacts with any Publicly Available Software or other elements that require any Company Software (or portions thereof) to be licensed or the source code to be divulged to any third Persons. No Publicly Available Software, including any version of any Software licensed pursuant to any GNU general public license or limited general public license, was or is used in, incorporated into, integrated or bundled with, or used in the development or compilation of the Company Software. The Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, the source code for any Company Software, other than to consultants and independent contractors in connection with their work for the Company pursuant to a Contract listed on Schedule 4.13.2. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall result in the disclosure or delivery of the source code for any Company Software by the Company or any escrow agent to any other Person. Schedule 4.13.2 identifies each contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or other Person, the source code for any Company Software.

4.13.3 Schedule 4.13.3 lists all Contracts by or through which other Persons grant the Company rights or interests in or to any Intellectual Property that is used in the conduct of the Business (the “Intellectual Property Licenses”); provided, that non-exclusive licenses to commercially available, unmodified, prepackaged, off-the-shelf third-party Software used by the Company solely for its own internal use with a replacement cost or aggregate fee, royalty, or other consideration for any such Software or group of related Software licenses of no more than $5,000 per unit or per year (“Off-the-Shelf Software”) need not be listed on Schedule 4.13.3, but shall be included in the definition of Intellectual Property Licenses. The Company has provided Buyer with true and complete copies of all Intellectual Property Licenses. All Intellectual Property Licenses are in full force and effect and are the legal, valid, and binding obligations of the Company and, to the Knowledge of the Company, the other parties thereto in accordance with their terms. The Company is not and, to the Company’s Knowledge, no other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property License. The Transactions will not cause the termination or impairment of, or otherwise require the consent, approval or other authorization of or notification to any party to, any Intellectual Property License.

4.13.4 The Company exclusively owns all right, title and interest in and to, free and clear of Liens, or has the right to use pursuant to a valid and enforceable written Intellectual Property License, all of the Intellectual Property used in the operation of the Business, including the Owned Intellectual Property and the Intellectual Property licensed to the Company pursuant to the Intellectual Property Licenses (collectively, the “Company Intellectual Property”). Each item of the Company Intellectual Property will be owned and available for use by the Company immediately following the Closing on substantially identical terms and conditions as it was owned or available for use by the Company immediately prior to the Closing. The Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and the ownership and use thereof. The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct of the Business. From and after the Closing, the Company will continue to own or possess all Intellectual Property, and all tangible forms thereof, necessary to conduct the business of the Company as currently conducted and proposed to be conducted as of the Closing Date.

4.13.5 Schedule 4.13.5 lists all Contracts pursuant to which the Company grants rights or authority to any Person with respect to any of the Company Intellectual Property. The Company has provided Buyer with true and complete copies of all such Contracts. Each such Contract is in full force and effect and is the legal, valid, and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto in accordance with its terms. The Company is not and, to the Company’s Knowledge, no other party is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of breach or default of or any intention to terminate, any such Contracts. The Transactions will not cause the termination or impairment of, or otherwise require the Consent of or notification to any party to, any such Contract.

4.13.6 Neither the use of the Company Intellectual Property, nor the conduct of the Business has, does, or, to the Company’s Knowledge, will infringe(d), violate(d) or misappropriate(d) any Intellectual Property right of any Person. None of the Company Intellectual Property is subject to any outstanding Order and the Company has not received any communication, and no Proceeding has been instituted, settled or, to the Company’s Knowledge, threatened that alleges any such infringement, violation, or misappropriation. To the Company’s Knowledge, no Person is misappropriating, violating or infringing upon, or has misappropriated, violated or infringed upon at any time, any of the Company Intellectual Property or other right of the Company.

4.13.7 No employee or consultant of the Company has claimed rights to or any interests in or to any of the Company Intellectual Property. All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any of the Owned Intellectual Property either: (a) created such materials in the scope of his or her employment; (b) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all rights, title, and interest therein; or (c) has executed an irrevocable assignment or an agreement to assign in favor of the Company of all right, title and interest in such material. The Company has taken all necessary and appropriate steps to protect the respective rights in confidential information and trade secrets used in connection with the conduct of the Business, including by requiring each employee, consultant, contractor and potential business partner or investor of the Business to execute confidentiality agreements materially and substantially consistent with the Company’s standard forms thereof, true and complete copies of which have been provided to Buyer by the Company. Except under confidentiality obligations that comply with the immediately preceding sentence, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the Business.

4.14. Contracts and Commitments.

4.14.1 Schedule 4.14.1 sets forth a true, correct and complete list of the following Contracts to which the Company is currently a party (such Contracts, together with the Intellectual Property Licenses and the Contracts set forth on Schedule 4.13.5 and Schedule 4.25.1, collectively, the “Listed Contracts”):

(a) Contracts or groups of related Contracts with the same party which provide for expenditures, the purchase of goods or services, or otherwise involving an aggregate consideration, in each case, paid or payable to the Company, in excess of $10,000 during the twelve (12) months prior to the date hereof;

(b) Contracts or groups of related Contracts with the same party which provide for expenditures, the purchase of goods or services, or otherwise involving an aggregate consideration, in each case, paid or payable by the Company, in excess of $10,000 during the twelve (12) months prior to the date hereof;

(c) any Contract for capital expenditures or the acquisition or construction of fixed assets requiring aggregate future payments in excess of $10,000;

(d) any Contract for the sale of any assets, properties or rights of the Company, other than in the Ordinary Course of Business;

(e) Contracts relating to Indebtedness of the Company, or any guaranty by the Company of the Indebtedness or Liability of any other Person;

(f) Contracts not terminable by the Company upon sixty (60) days’ or less notice without penalty;

(g) employment, consulting, termination, severance, retention, non- competition or change of control Contract or any other Contract respecting the terms and conditions of employment or payment of compensation with any employee, officer, independent contractor or consultant or Contracts relating to loans to officers, directors, employees or Affiliates, other than employee inventions and proprietary information and confidentiality agreements and contractor and consultant agreements in the form as provided to Buyer prior to the Agreement Date;

(h) Contracts pursuant to which the Company is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $10,000;

(i) any collective bargaining agreement or any other Contract with any labor union, labor organization or other representative of employees;

(j) any Contracts relating to any Employee Benefit Plan;

(k) Contracts under which the Company has advanced or loaned any other Person an aggregate amount exceeding $10,000;

(l) Contracts regarding voting, transfer or other arrangements related to the equity or other securities of the Company or warrants, options or other rights to acquire any of the equity or other securities of the Company;

(m) Contracts containing any Restrictive Business Covenants;

(n) any Contract containing provisions that permit the counterparty to such Contract or agreement to terminate such Contract (or providing for the automatic termination thereof) as a result of the Transactions;

(o) any Contract that is a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contracts;

(p) any Contract that relates to the acquisition or disposition of a business or Person, merger with a Person, or a division of a Person made since the date of the Company’s incorporation;

(q) each written warranty, guaranty (including so-called “keepwell agreements”) or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(r) any Contract for any settlement agreement in respect of any Proceeding;

(s) any Government Contract or any outstanding bids for same made by the Company that, if accepted, would lead to a Government Contract;

(t) any Contract that governs any joint venture, partnership or similar arrangement involving a sharing of profits or otherwise; and

(u) any other Contract not required to be listed as a Listed Contract in response to the foregoing which could reasonably be determined to be material to the Business of the Company.

4.14.2 The Company has made available to Buyer true, correct and complete copies of all Listed Contracts (including all amendments, modifications or waivers thereto to date) and true, correct and complete descriptions of all material terms of any oral Contracts described therein. Except as specifically disclosed on Schedule 4.14.2, with respect to each of the Listed Contracts: (a) such Contract is in full force and effect and is the legal, valid and binding obligation of the Company that is a party to it and, to the Knowledge of the Company, of the other parties thereto enforceable against it, as applicable and, to the Knowledge of the Company, against the other parties thereto in accordance with its terms; (b) the Company is not in breach or default under any such Contract, and to the Knowledge of the Company, nor is any other party thereunder, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party thereunder, give the Company or any other party thereunder the right to exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any such Listed Contract, or cause the creation of any Lien on any of the Company’s assets; and (c) no party to any of such Contracts has given written notice or, to the Knowledge of the Company, oral notice of any dispute with respect to such Contract.

4.14.3 Except as set forth in Schedule 4.14.3, no other party to any Contract required to be listed in Schedule 4.14.1 has given written notice or, to the Knowledge of the Company, oral notice of its intention to cancel, terminate, fail to renew or seek the renegotiation of any such Contract or to decrease, limit or modify the goods or services purchased from, or provided to, the Company under any such Contract.

4.14.4 Schedule 4.14.4 identifies each Listed Contract that requires the Consent, or notice to the other party thereto to avoid any breach, default or violation of, acceleration, penalty or other material adverse consequence under, such Contract in connection with the Transactions.

4.15. Product Warranties; Services; Latent Defects.

4.15.1 Each product (including any software product) or service developed, manufactured, sold, licensed, leased, or delivered by the Company (each a “Company Product”) conforms and has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties. The Company does not have any Liability (and to the Company’s Knowledge, there is no basis for any present or future Proceeding against the Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, except Liabilities for replacement or repair incurred in the ordinary course of business consistent with prior practice.

4.15.2 All services provided by the Company to any third Person (“Services”) were performed in conformity with the terms and requirements of all applicable express and implied warranties, all applicable services Contracts, and in all material respects with all applicable Laws. There is no claim pending or, to the Company’s Knowledge, threatened against the Company relating to any Services or services Contract and, to the Company’s Knowledge, there is no reasonable basis for the assertion of any such claim. The Company is not party to or otherwise bound by any “loss contract” or other Contract where the expected cost to complete the Contract exceeds either (a) the fees and payments to be received pursuant to such Contract or (b) the Company’s budgeted expense with respect thereto.

4.16. Authorizations. Schedule 4.16 sets forth a true and correct list of all Authorizations held by the Company, or any of the employees of the Company for use in the operation of the Business. Except as set forth on Schedule 4.16, the Company holds all right, title and interest in and to all Authorizations which are material to the ownership, lease or operation of, or necessary for the Company to own, lease and operate, its assets and properties and the Business as heretofore conducted. All Authorizations set forth on Schedule 4.16 are in full force and effect, as of the date hereof, and the Company is not, as of the date hereof, in default (or with the giving of notice or lapse of time or both, would be in default) under any Authorizations. The Company has taken all necessary action to maintain each Authorization set forth on Schedule 4.16 and there are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Authorization. The consummation of the Transactions shall not contravene, conflict with, require any Consent or notice under or result in a violation or breach of the terms or requirements of any Authorizations held by the employees of the Company for use in the operation of the Business or require any Consent or other action by or notice to any Governmental Authority or other Person under any Authorizations held by the employees of the Company for use in the operation of the Business. Except as set forth on Schedule 4.16, all required filings with respect to the Company’s Authorizations have been timely made and all required applications for renewal thereof have been timely filed. The services provided by the Company, and rendered by the Company’s employees and service providers, have been provided and rendered materially in accordance with the specifications and guidelines required by any Authorizations set forth on Schedule 4.16.

4.17. Insurance. Schedule 4.17 sets forth all insurance policies (including business interruption insurance) and fidelity bonds covering the assets, business, equipment, properties, operations, and employees and other personnel of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim under such insurance policies that would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company is otherwise in material compliance with the terms of such policies and bonds. To the Company’s Knowledge, there is no threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in, or contributed to any self-insurance plan or program. Each director and officer of the Company is insured under the directors’ and officers’ liability insurance coverage presently maintained by the Company.

4.18. Litigation.

4.18.1 Other than as set forth on Schedule 4.18.1, there is no (a) outstanding Order or any other judgment of any kind whatsoever of any Governmental Authority against any Securityholder, the Company, the Business or any of its properties or assets, or (b) pending Proceeding of any kind or nature whatsoever or any formal demand which might lead to any Proceeding, or to the Company’s Knowledge, threatened, against any Securityholder, the Company (including the Company’s assets or properties) or the Business, and the Securityholders have no Knowledge of any basis for any of the foregoing. True, correct and complete copies of all complaints, pleadings, petitions, notices, motions and other papers filed in connection with the Proceedings set forth on Schedule 4.18.1 and all pertinent correspondence and other legal documents pertaining to each matter set forth on Schedule 4.18.1 have been delivered to Buyer. Except as set forth specifically set forth on Schedule 4.18.1, there are no Proceedings pending or, to the Company’s Knowledge, threatened, against any Securityholder, the Company or the Business which would give rise to any right of indemnification on the part of any officer, manager, employee or agent of the Company or heirs, executors or administrators thereof against the Company or any successors.

4.18.2 Schedule 4.18.2 sets forth each Proceeding against the Company or the Business for the prior three (3) years that has since been fully adjudicated, settled, resolved or is otherwise no longer pending as of the Closing Date.

4.19. Employees and Independent Contractors.

4.19.1 Schedule 4.19.1 sets forth an accurate and complete list as of the date hereof of all of the employees of the Business (including any such person who is on a leave of absence, on layoff status or on short-term or long-term disability) and (a) their titles or responsibilities; (b) their dates of hire; (c) their locations of employment; (d) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve (12) months or payable to them; (e) whether they are classified as exempt or nonexempt from overtime pay; (f) any specific bonus, commission or incentive plans or agreements for or with them; (g) each Company Employee Benefit Plan in which they participate; (h) any paid time off (including sick, vacation, and personal time) that is accrued but unused; (j) any outstanding loans or advances made to them; and (i) for any non-U.S. citizen employee, visa and/or green card status and expiration date of the same.

4.19.2 Schedule 4.19.2 sets forth an accurate and complete list as of the date hereof of all consultants, independent contractors, outside sales representatives and contract workers employed by temporary hiring agencies (collectively, “Independent Contractors”) engaged by the Company and describes (a) the dates of engagement, terms of engagement, and payment arrangements, and (b) their jobs or projects currently in progress. No Independent Contractor has any basis to claim status as an employee of the Company. The Company has not incurred, and no facts or circumstances exist under which the Company likely would incur, any material Liability arising from the misclassification of employees as independent consultants or contractors. The Company has accurately reported the compensation of each Independent Contractor on IRS Form 1099 or other applicable Tax forms for Independent Contractors when required to do so.

4.19.3 Except as set forth on Schedule 4.19.3, no employee of the Business has an employment Contract. Except as limited by the specific and express written terms of any employment Contracts set forth on Schedule 4.19.3 and except for any limitations of general application which may be imposed under applicable employment Laws, the Company has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its Independent Contractors without payment (whether for compensation or benefits) to such employee or Independent Contractor other than for services rendered through termination and without incurring any penalty or Liability.

4.19.4 No Proceeding is pending or, to the Knowledge of the Company, is threatened against the Company by or on behalf of any past or present employee of the Business or applicant for such employment, or any past or present Independent Contractor, or any Governmental Authority. There is no violation of any Contract between the Company, on one hand, and any employee of the Business or any Independent Contractor, on the other hand. The Company has withheld and paid to (or is holding for payment not yet due) the appropriate Governmental Authority all amounts required by Law or agreement to be withheld from the wages or salaries due to each of its employees. The Company has paid in full to all of its employees and Independent Contractors all wages, salaries, bonuses, benefits, commissions and other compensation or remuneration due and payable to them or otherwise arising under any Law, plan, policy, practice, program or agreement and has not unlawfully withheld any such wages, salaries, bonuses, benefits, commissions or other compensation. All amounts that the Company is required, by Contract, Law or otherwise, to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or otherwise, have been duly paid into the appropriate fund or funds, and the Company has no outstanding obligation or Liability to make any such transfer or provision. There are no outstanding Orders or settlements to which the Company is a party or which otherwise binds the Company with respect to any Liability related to its employees or former employees, its Independent Contractors or former Independent Contractors, or the Business of it.

4.19.5 The Company is in compliance in all material respects with all applicable federal, state and local Laws relating to employment, including those Laws governing employment practices, the terms and conditions of employment, compensation, payment of wages, health and safety, workers’ compensation, labor relations and plant closings, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, the Occupational Safety and Health Act, and Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, all as amended where applicable. The Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law, in respect of the Business. The Company has not had any group layoffs of employees within ninety (90) calendar days prior to the Closing Date.

4.19.6 All current employees of the Company are, and all former employees whose employment was terminated, voluntarily or involuntarily, within the three years prior to the date of this Agreement, were legally authorized to work in the United States. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”), to the extent required, for the employees hired prior to the date of this Agreement, and has complied with the applicable anti-discrimination provisions of the IRCA. Further, at all times prior to the date of this Agreement, the Company was in material compliance with both the applicable employment verification provisions (including the paperwork and documentation requirements) and the applicable anti- discrimination provisions of IRCA.

4.19.7 Except as set forth on Schedule 4.19.7: (a) the Company is not subject to any strike, picketing, work slowdown, work stoppage or lockout or, to the Knowledge of the Company, any threats thereof, nor has there been any such activity within the past three years; (b) the Company is not a party to, or has material Liability with respect to, and is otherwise bound by, any collective bargaining agreement or any other type of Contract with any labor organization or other representative of any of their respective employees, and no such collective bargaining agreement or other Contract is currently being negotiated by or on behalf of the Company or any of the Company’s employees, nor is any employee of the Company represented by a union or labor organization or subject to a collective bargaining agreement; (c) no organizational attempt has ever been made on behalf of any union or collective bargaining unit with respect to the employees of the Company; and (d) there is no unfair labor practice, labor dispute (other than routine individual grievances), demand or Proceeding pending or, to the Knowledge of the Company, threatened, involving, on one hand, any employee of the Business, on the other hand, the Company.

4.19.8 To the Knowledge of Company, no current employee of the Company is a party to or is bound by any confidentiality agreement, non-competition agreement, non-solicitation agreement or other Contract (with any Person) that may have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of the Business. No current employee of the Company has terminated, or, to the Knowledge of Company, has indicated an intention to terminate, his or her employment within six months prior to the date hereof.

4.19.9 The Company has at all times maintained proper workers’ compensation insurance coverage for all of its employees and has provided Buyer with copies of all such current policies and a listing of any claims. The Company has at all times utilized proper risk classification codes and descriptions in accordance with all applicable workers’ compensation Laws. Except as set forth on Schedule 4.19.9, there have been no losses due to claims made under the Company’s workers’ compensation insurance policies.

4.19.10 Except as set forth on Schedule 4.19.10, no employee of the Company has terminated, or, to the Knowledge of the Company, has indicated an intention to terminate, his or her employment within six (6) months prior to the date hereof.

4.19.11 To the Knowledge of the Company, in the last six (6) years, (i) no allegations of sexual harassment have been made against any director or officer of the Company, and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment or misconduct by an officer of the Company. Except as set forth on Schedule 4.19.11, the Company is not a party to a settlement agreement with a current or former director, officer, employee or independent contractor resolving allegations of sexual harassment by such director, officer, employee or independent contractor.

4.20. Employee Benefits.

4.20.1 Schedule 4.20.1 sets forth a true, correct and complete list and description of (a) all of the Employee Benefit Plans which the Company, or any ERISA Affiliate, sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any current or contingent Liability (referred to collectively as the “Company Employee Benefit Plans” and individually as a “Company Employee Benefit Plan”), (b) all employees, officers, consultants, Independent Contractors and directors affected or covered by a Company Employee Benefit Plan, and (c) all ERISA Affiliates. A true, correct and complete copy of each Company Employee Benefit Plan (or, with respect to any Company Employee Benefit Plan that is not set forth in writing, a written description of such plan) has been provided to Buyer. Copies of the following with respect to each Company Employee Benefit Plan, to the extent applicable, have also been provided to Buyer: (i) the most recent determination letter issued by the IRS, or, if such plan is a prototype, the IRS opinion or advisory letter on which the Company may rely, (ii) all pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any governmental agency (including the Department of Labor and the IRS), (iii) the three most recent Annual Reports (Form 5500 series), accompanying schedules and any other form or filing required to be submitted to any Governmental Authority, and the most current actuarial report for each such plan, and (iv) all summary plan descriptions, summaries of material modifications, service agreements, stop loss insurance policies, and all related Contracts, all compliance reports and testing results for the past three years, all closing letters, audit finding letters, revenue agent findings and similar documents, if any.

4.20.2 Neither the Company nor any ERISA Affiliate thereof has ever sponsored, maintained, established, participated in, contributed to, been required to contribute to, and neither the Company nor any ERISA Affiliate has any current or contingent Liability with respect to, any of the following: (a) any plan subject to Section 302, 303 or 304 of ERISA, Title IV of ERISA, or Sections 412, 430, 431 or 432 of the Code; (b) any “multiemployer pension plan” as such term is defined in Section 3(37) of ERISA; (c) any multiple employer plan as described in Section 413(c) of the Code; (d) any welfare plan funded by a “voluntary employee beneficiary association” as such term is defined in Section 501(c)(9) of the Code; (e) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA; or (f) any plan providing a self-insured welfare benefit. No leased employees (as defined in Section 414(n) of the Code) or Independent Contractors are eligible for, or participate in, any Company Employee Benefit Plans. None of the Company Employee Benefit Plans promises or provides health, life or other welfare benefits to retirees or former employees, or severance benefits, except as required by Code Section 4980B, Sections 601 through 609 of ERISA, or comparable state Laws which provide for continuing health care coverage.

4.20.3 Except with respect to the Employee Benefit Plans set forth on Schedule 4.20.1, neither the Company nor any ERISA Affiliate thereof has (a) established, sponsored, maintained or contributed to (or has or had the obligation to contribute to) any Employee Benefit Plan, (b) proposed any Employee Benefit Plan which it plans to establish, sponsor, maintain or to which it will be required to contribute, or (c) proposed any changes to any of the Company Employee Benefit Plans now in effect.

4.20.4 All of the Company Employee Benefit Plans are, and have been, operated in compliance with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each of the Company Employee Benefit Plans that is intended to be qualified under Section 401(a) of the Code, each such plan has been determined by the IRS to be so qualified as to form, each trust forming a part thereof has been determined by the IRS to be exempt from Tax pursuant to Section 501(a) of the Code, and no circumstances exist that would cause such qualified status to be revoked for any period. Each Company Employee Benefit Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) has been maintained and operated in all material respects in compliance with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of ERISA. The Company, its ERISA Affiliates, and all fiduciaries of the Company Employee Benefit Plans have complied with the provisions of the Company Employee Benefit Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. No non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code has occurred with respect to any of Company Employee Benefit Plans. Neither the Company nor any ERISA Affiliate thereof has incurred, nor will incur, any Tax Liability or civil penalty, damages, or other Liabilities arising under Section 502 of ERISA, resulting from any of the Company Employee Benefit Plans, with respect to any matter arising on or before the Closing Date.

4.20.5 Except as set forth on Schedule 4.20.5, neither the execution and delivery of this Agreement or any other Transaction Documents nor the consummation of the Transactions, alone or in connection with another event, will (a) entitle any current or former employee or independent contractor of the Company to severance pay or any other payment or benefit; (b) accelerate the time of payment or vesting of, or increase the amount of, any compensation or benefit due to any employee or independent contractor of the Company; (c) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Employee Benefit Plan; or (d) otherwise give rise to any material Liability under any Company Employee Benefit Plan. Neither the execution and delivery of this Agreement or any other Transaction Documents nor the consummation of the Transactions will result in any payment or benefit to any employee or independent contractor of the Company under any Company Employee Benefit Plan or otherwise that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. The Company is not obligated to make any “gross-up” payment with respect to, nor does it have any indemnity obligation for, any Taxes or penalties imposed under Sections 4999 or 409A of the Code.

4.20.6 The Company (a) has complied, in all material respects, with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations and related guidance promulgated thereunder, (b) has no, and has had no, Liability for a penalty or assessable payment under Section 4980H of the Code and does not reasonably expect to, have any Liability for such a penalty or assessable payment, (c) has timely and accurately filed and distributed Forms 1094-C and 1095-C in accordance with the requirements of Sections 6055 and 6056 of the Code and the regulations and related guidance promulgated thereunder, and (d) for each month through the date hereof, has properly identified each employee who is a “full-time employee”, as defined in Section 4980H of the Code and the regulations and related guidance promulgated thereto.

4.20.7 With respect to the Company Employee Benefit Plans, the Company and each ERISA Affiliate thereof will have timely made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments (including premium payments with respect to insurance policies) due but not yet payable as of the Closing Date. All reports, disclosures, notices, and filings with respect to each Company Employee Benefit Plan required to be made to employees, participants, beneficiaries, alternate payees and any Governmental Authority have been timely made or an extension has been timely obtained.

4.20.8 There are no Proceedings that have been asserted, instituted or threatened against any of the Company Employee Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and there are no facts which could form the basis for any such Proceeding.

4.20.9 The Company and the ERISA Affiliates thereof can terminate each of the Company Employee Benefit Plans upon not more than thirty (30) days’ notice without further Liability to the Company or its ERISA Affiliates. No action or omission of the Company, or any ERISA Affiliate, or any manager, director, officer, or agent thereof in any way restricts, impairs or prohibits the Company or any ERISA Affiliate, or any successor, from amending, merging, or terminating any of the Company Employee Benefit Plans in accordance with the express terms of any such plan and applicable Law. Except as set forth on Schedule 4.20.9, no event has occurred nor will occur which will result in the Company having any Liability in connection with any Employee Benefit Plan of any ERISA Affiliate.

4.20.10 Each Company Employee Benefit Plan, or portion thereof, that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been administered in compliance with its terms and the documentary and operational requirements of Section 409A of the Code and the rules and regulations issued thereunder.

4.21. Environment, Health and Safety Matters.

4.21.1 Except as set forth on Schedule 4.21.1, the Company has complied, and is in compliance, with all applicable Environmental Laws.

4.21.2 Without limiting the generality of the foregoing, except as set forth on Schedule 4.21.2, the Company has obtained, has complied, and is in compliance with, all Authorizations and approvals required under applicable Environmental Law for the operation of the Business, and all such Authorizations and approvals are in full force and effect.

4.21.3 Except as set forth on Schedule 4.21.3, the Company has not received written notice, report or other correspondence or documents regarding any actual or alleged violation of Environmental Laws from any Governmental Authority or any other Person, or any Liabilities or potential Liabilities arising under or related to Environmental Laws, including Liabilities arising in connection with employee safety, personal injury, damage to real property, natural resource damage and response costs.

4.21.4 Except as set forth on Schedule 4.21.4, there are no claims arising under or related to applicable Environmental Laws (“Environmental Claims”) pending or threatened against the Company, the Business or against any Person whose Liability for any Environmental Claim has been retained, assumed or guaranteed by the Company or any real property which the Company owns, leases, operates or of which it has custody in whole or part. The Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials, or owned or operated any property or facility in a manner that has given or would give rise to any Environmental Claims, including any Liability for employee safety, response costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to Environmental Laws. Neither this Agreement nor the consummation of the Transactions will result in any Liabilities for site investigation or cleanup, or notification to or Consent of Governmental Authority or third parties, pursuant to any of the so-called transaction-triggered or responsible property transfer Environmental Laws.

4.21.5 The Company has provided all material documents, reports and correspondence, including consent orders and decrees, settlement agreements, notices of violations, and Authorizations, related in any way, to matters arising under or pertaining to Environmental Laws.

4.22. Export Control Matters; Trade Regulations. No Governmental Authority has communicated with the Company in a manner indicating that the Company is required to register, obtain Authorizations, or take other actions pursuant to the Trade Regulations in connection with or as a result of work performed by the Company or other Persons under the direction or supervision of the Company. The Company has not registered, obtained any Authorizations, or taken any other actions pursuant to the Trade Regulations. The operations of the Business are, and have at all times been, in compliance with all applicable Trade Regulations and the operations of the Business are, and have at all times been, in compliance with all applicable foreign Laws relating to the import or export of goods, technology, or services or trading embargoes or restrictions. Consummation of the Transactions will not require re-transfer or other Authorizations to be issued under any such Laws.

4.23. Customers and Suppliers.

4.23.1 Schedule 4.23.1 sets forth the top ten (10) largest customers of the Business as measured by gross revenue for the fiscal year ended December 31, 2022 and the 8-month period ended August 31, 2023. Except as set forth on Schedule 4.23.1, no single customer has provided more than 10% of the gross revenue of the Business in any of the Company’s last three (3) fiscal years. No customer of the Business has provided written notice of cancellation or other termination or, to the Company’s Knowledge, threatened in writing to cancel or otherwise terminate or, to the Company’s Knowledge, intends to cancel or otherwise adversely modify in any material respect, its relationship with the Business or has during the last twelve (12) months decreased materially, or, to the Company’s Knowledge, threatened to decrease or limit its usage of the services or products of the Business, in each case whether as a result of the Transactions or otherwise. Except as set forth on Schedule 4.23.1, no customer of the Business has demanded in writing or otherwise requested in writing a refund of any amounts paid to the Company by such customer.

4.23.2 Schedule 4.23.2 sets forth the top ten (10) largest suppliers of the Business as measured by purchases for the fiscal year ended December 31, 2022 and the 8-month period ended August 31, 2023. The Business has no sole source suppliers. No supplier of the Business has provided written notice of cancellation or other termination, or, to the Company’s Knowledge, threatened in writing to cancel or otherwise terminate or, to the Company’s Knowledge, intends to cancel or otherwise adversely modify in any material respect, its relationship with the Business or has during the last twelve (12) months decreased materially, or, to the Company’s Knowledge, threatened to decrease or limit materially, its services, supplies or materials to the Business, in each case whether as a result of the Transactions or otherwise.

4.24. Related Party Transactions. Except as set forth on Schedule 4.24 and for employment agreements with any employee of the Company otherwise disclosed on another Schedule attached hereto, no Securityholder, director, manager, officer or employee of the Company or any Affiliate thereof, (a) is a party to any agreement, Contract, commitment or transaction with the Company or any of its directors, officers, employees or Affiliates, or has any interest in any property or assets used by the Company, or (b) is the direct or indirect owner of an interest in any Person that is a competitor, supplier or customer of the Company. Except as set forth and described on Schedule 4.24, none of the assets or properties, tangible or intangible, that are used by the Company are owned by any Securityholder or their respective Affiliates (other than the Company).

4.25. Data Protection, Privacy Compliance, and Information Technology.

4.25.1 All IT Assets are either owned by, or leased or licensed to, the Company. The IT Assets have the capacity and performance necessary to fulfill the requirements that they currently perform. All of the IT Assets owned or purported to be owned by the Company are held by the Company as the sole, legal and beneficial owner and are held free of all Liens or any other similar third-party rights or interests. The IT Assets have the capacity and performance necessary to fulfill the requirements that they currently perform. There has been no failure or other substandard performance of any of the IT Assets which has caused any disruption to the Business. The Company has taken all necessary and appropriate steps to provide for the back-up and recovery of the IT Assets used in the conduct of the Business, including material data, and the Company has written, implemented, maintained, adhered to, and complied with appropriate written disaster recovery plans, procedures, and facilities. The Company has purchased a sufficient number of licenses, seats and rights for all third-party Software used in the Business. No Person providing services to the Company has failed to meet any service obligations, and there have been no failures, breakdowns, outages, bugs or continued substandard performance of or other adverse events affecting any IT Assets (as a whole or with respect to any portion thereof) which have caused the substantial disruption or interruption in or to the use of the IT Assets (as a whole or with respect to any portion thereof) or the operation of the Business. The Company has taken necessary and appropriate precautions to ensure that all IT Assets are fully functional and operate and run continued, uninterrupted and error-free in a reasonable and efficient business manner in all material respects. The Company has, in a timely manner, implemented all security patches, upgrades and updates that are generally available for the IT Assets.

4.25.2 All of the IT Assets, including the Company Software, do not contains any undocumented “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

4.25.3 Schedule 4.25.3 lists all Contracts by or through which another Person or other Persons: (a) grant the Company rights or interests in or to any of the IT Assets; (b) receive access to the IT Assets used in the Business, the information and data stored therein, or any encryption keys, methods, standards, or algorithms of the Company, indicating for each the location, by country, where that Person accesses or those Persons access such IT Assets, information, or data; or (c) operate, manage, or otherwise provide hosting or other data center services to the Company, indicating for each the location where those hosting or other data center services are provided. The Company has provided Buyer with true and complete copies of all such Contracts. All such Contracts are valid, binding and enforceable between the Company and the other parties thereto. The Company is not and, to the Knowledge of the Company, no other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of breach or default of or any intention to terminate, any such Contracts.

4.25.4 The Company’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal, security, and other processing (“Processing”) of Personal or Protected Information has complied, and complies, with (a) any Contracts to which it is a party, (b) all Data Protection Requirements, (c) all Consents that relate to the Company’s Processing of Personal or Protected Information, and (d) all applicable internal and external privacy policies and notices adopted by the Company or otherwise utilized in the Business. The Company has obtained all necessary Consents and provided all necessary notices to Process the Personal or Protected Information in the Company’s possession or under its control as such Personal or Protected Information has been and is Processed in connection with the operation of the Company. The Company has posted, in accordance with Data Protection Requirements, privacy policies and notices governing its use of Personal or Protected Information on its websites and mobile applications, and the Company has complied at all times with such privacy policies and notices and all former published privacy policies and notices.

4.25.5 Employees of the Company who have access to Personal or Protected Information have received documented training (in accordance with best industry standards) with respect to compliance with all Data Protection Requirements. The Company has adopted written policies and procedures that apply to the Company with respect to privacy, data protection, security, and Processing of Personal or Protected Information gathered, received, created, or accessed in the course of the operations of the Company, and those policies and procedures are reasonable and comply with all Data Protection Requirements. Where required to do so pursuant to any of the terms of use, terms of service or privacy, data security or data protection policy of any customer, partner, or Third-Party Platform, in each case, to the extent binding upon the Company, the Company has at all times required, via written Contracts, that other customers, other partners, and Company employees (if and to the extent applicable) comply with all applicable privacy, data security and data protection policies, terms of use and terms of service of such customer, partner or Third-Party Platform. The Company has protected the confidentiality, integrity, and security of their Personal or Protected Information and IT Assets against any unauthorized control, use, access, interruption, modification, or corruption in conformance with Data Protection Requirements. The Company is not currently using or has ever used the Credentials of any other Person to use or access any Third-Party Platform.

4.25.6 There has been no breach of the security of any IT Asset, or unauthorized access, use, acquisition, loss, corruption, or disclosure of any Personal or Protected Information, owned, used, stored, received, or controlled by or on behalf any of the Company (each, a “Security Incident”), including any Security Incident that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any Data Protection Requirement. The Company has identified, documented, investigated, contained, and eradicated each Security Incident.

4.25.7 Except with respect to health information provided by or about Company employees and their beneficiaries, the Company has not Processed and does not currently Process any information that is subject to HIPAA or any state health information Laws. The Company has never been or agreed that it is a “Business Associate” (as such term is defined in HIPAA).

4.25.8 Any information that the Company purports to be de-identified meets the applicable standards for de-identification or where applicable, anonymization, required by any Data Protection Requirement. Where the Company relies on a certification from a third-party expert as to the de-identification of any Personal or Protected Information or other compiled information Processed by the Company, the expert utilized meets or exceeds any expertise required by any Data Protection Requirement and the Company is and has been in compliance with any such certification, as amended from time to time, with respect to such de-identification certification and associated Processing. The Company’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal, security, and other Processing of de-identified information received from any supplier has complied, and complies, with any Contracts to which it is a party.

4.25.9 There are no Orders or Proceedings pending or, to the Knowledge of the Company, threatened against the Company or its “workforce” (as defined under HIPAA) by any person or by or before any Governmental Authority for: (a) a violation of any Data Protection Requirements; (b) any alleged Security Incident; (c) any alleged violation of any Person’s privacy rights, personal information rights, or data rights; and/or (d) the Company’s Processing of Personal or Protected Information.

4.25.10 The Company has implemented, and is in compliance with, all physical, technical and other measures meeting the highest industry standards applicable to the industry in which they operate (but no less than reasonable standards) to assure the confidentiality, integrity and security of the IT Assets, the transactions executed thereby, and all Personal or Protected Information, including from any theft, corruption, loss or unauthorized use, access, interruption or modification thereof by any Person. The Company has performed a security risk assessment no less frequently than annually, which at a minimum meets the requirements of any applicable Data Protection Requirement and the Company has addressed and fully remediated all threats and deficiencies identified in each such security risk assessment. Except as set forth and described on Schedule 4.25.10, (i) the Company does not have and has not had any on-site data storage or data storage centers; (ii) the Company does not maintain and has not maintained any storage of any data or other information outside of the United States; and (iii) no Person outside of the United States has access to or has accessed the IT Assets used in the Business, the information and data stored therein, or any encryption keys, methods, standards, or algorithms of the Company. The Company does not collect, use, or disseminate Personal or Protected Information regarding residents of countries outside the United States.

4.25.11 The consummation of the transactions contemplated by this Agreement will not result in the violation of any applicable Data Protection Requirement.

4.26. Illegal Payments. Neither the Company, nor to the Knowledge of the Company, any of its directors, officers, employees, representative or agents has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person to assist in connection with any actual or proposed transaction; (b) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, which violates any applicable Law, including the Foreign Corrupt Practices Act of 1977, as amended, or might subject Buyer or the Company to any damages or penalties in any civil, criminal or governmental Proceeding, or the non-continuation of which has had or may reasonably be likely to have a Material Adverse Effect; or (c) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

4.27. COVID-19; CARES Act; Relief Funds.

4.27.1 Except as set forth on Schedule 4.27, the Company did not receive any loan in connection with the CARES Act or PPPFA. Except as set forth on Schedule 4.27, no funds have been received or requested by the Company under any foreign, federal, state or local grant, loan or other funding programs established as a result of the COVID-19 outbreak. At the time of application, the Company met all eligibility requirements for receiving any funds received under any such COVID-19 related programs and all information (and all certifications, representations and warranties made therein) submitted in connection with any such application was true and accurate in all respects. The Company is not currently the subject of an audit, investigation or other inquiry by any Governmental Authority with respect to its application for, or receipt of, any such funds.

4.27.2 The Company has complied and is in compliance, in all material respects, with all applicable Laws regarding the COVID-19 pandemic, including without limitation the Families First Coronavirus Response Act, the CARES Act, and any and all applicable shelter in place, stay at home, or similar Orders.

4.28. Full Disclosure. No representation, warranty or other statement by the Company or Securityholders in this Agreement, the Schedules hereto or the other Transaction Documents or in connection with the execution and delivery thereof or the consummation of the Transactions, contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no fact that has specific application to any Securityholder, the Company or the Business that may have a Material Adverse Effect that has not been set forth in this Agreement or the Schedules hereto.

4.29. Disclaimer of Other Representations and Warranties.

4.29.1 Neither Company, Securityholders, not any of their Affiliates, representatives, employees, directors, officers, or direct or indirect equity holders has made, and shall not be deemed to have made, any representations or warranties, express or implied, of any nature whatsoever related to Company or the Business, other than those representations and warranties expressly set forth in Section 3 or 4 (in each case qualified by the related disclosure schedules) and any certificate, agreement, or other documents delivered pursuant to Section 3 or 4 of this Agreement.

4.29.2 Without limiting the generality of the foregoing, except for the representations and warranties contained in Section 3 or 4 (in each case qualified by the related portions of the disclosure schedules), or any certificate, agreement, or other document delivered pursuant to Section 3 or 4 of this Agreement), neither Company, Securityholders, nor or any other Person (including, without limitation, any representative, employee, officer, or director of Company) has made, and shall not be deemed to have made, any express or implied representation or warranty, either written or oral, in the materials relating to the business of Company made available to the Buyer, and, except as set forth in Section 3 or 4 (in each case qualified by the related portions of the disclosure schedules) or any certificate, agreement, or other document delivered pursuant to Section 3 or 4 of this Agreement), no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Buyer in executing, delivering and performing this Agreement and the other transactions contemplated hereby.

5. Representations and Warranties of Buyer. As a material inducement to the Securityholders to enter into the Transaction Documents and to consummate the Transactions, Buyer hereby represents and warrants to the Securityholders (as of the date hereof and as of Closing, except in each case to the extent any representation and warranty speaks as of any other specific date) as set forth below:

5.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada, and it has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Merger Sub will, at the Closing, be a corporation duly formed, validly existing, and in good standing under the Laws of the State of Nevada, and it will have the corporate power and authority to own or lease its properties and to conduct its business as is being conducted as of the Closing Date. Buyer is, and Merger Sub will at the Closing be, duly qualified and is in good standing (or equivalent status) in each jurisdiction in which the property leased or operated by such party or the nature of the business conducted by such party makes such qualification necessary.

5.2. Authorization of Transaction. Buyer has full power and authority to sign, deliver, and perform, in accordance with their terms, this Agreement and any other Transaction Documents to which such party is a party and to consummate the Transactions. This Agreement and each other Transaction Document has been duly and validly executed and delivered by each Party that is a party to such Transaction Document. Assuming this Agreement and the other Transaction Documents to which Buyer and Merger Sub, as applicable, is a party are duly and validly executed and delivered by the other parties hereto and thereto, this Agreement and each other Transaction Document to which Buyer and Merger Sub, as applicable, are a party are the valid and legally binding obligations of such party, enforceable against such party, in accordance with their respective terms.

5.3. Noncontravention. Neither the execution and the delivery of this Agreement and any other Transaction Documents to which Buyer and Merger Sub is a party, nor the consummation of the Transactions, will (a) violate any provision of its organizational documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, Authorization, instrument, or other arrangement to which Buyer or Merger Sub is a party or by which such party is bound or to which any of such party’s assets is subject (or result in the imposition of any Lien upon any of such party’s assets).

5.4. Broker Fees. Buyer has no, and Merger Sub shall at the Closing have no, liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Securityholders could become liable or obligated.

5.5. R&W Policy. On or prior to the date hereof, Buyer has bound a representations and warranties insurance policy (the “R&W Policy”). The R&W Policy provides, subject to the exclusions therein, coverage for breaches of the representations and warranties set forth in Section 3 and Section 4, and specifies that the insurer for the R&W Policy has no right of subrogation against the Company or Securityholders (except in the event of fraud or intentional misrepresentation).

5.6. Financial Capability; Solvency. Buyer has access to, and will have access as of the Closing Date to, sufficient funds on hand (including, for these purposes, cash on hand, available lines of credit, and other sources of immediately available funds) to consummate the Transaction. Immediately after giving effect to the transactions contemplated hereby, Buyer and its subsidiaries (including, without limitation, the Surviving Corporation) will be Solvent.

5.7. Litigation. There are no Proceedings pending that relate to this Agreement or the transactions contemplated hereby or, to the knowledge of the Buyer, threatened, against or affecting the Buyer or any of its Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay the Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.8. Investment Intent.

5.8.1 Buyer is acquiring the Shares for investment for its own account. Buyer acknowledges that the Shares and the sale thereof have not been registered under the Laws of any jurisdiction.

5.8.2 The Shares are being acquired by Buyer hereunder solely for Buyer’s own account, for investment purposes only, and with no present intention of distributing, selling, or otherwise disposing of them in violation of the Securities Act of 1933, as amended, or any other securities law.

5.8.3 Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of the proposed investment in the Shares.

5.8.4 Buyer understands that the Shares may not be sold, transferred, or otherwise disposed of by it without registration under the Securities Act of 1933, as amended, and any applicable securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such Shares or an available exemption from registration, such Shares may be required to be held indefinitely.

5.9. SEC Filings. Buyer has timely filed with or furnished to, as applicable, the Securities and Exchange Commission (“SEC”) all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2020 (the “Buyer SEC Documents”). True, correct, and complete copies of all the Buyer SEC Documents are publicly available on the Electronic Data Gathering, Analysis, and Retrieval database of the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Buyer, none of the Buyer SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Buyer SEC Documents.

6. Covenants of the Parties.

6.1. Conduct of Business Prior to Closing. From the Agreement Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, the Company shall, and the Representative shall cause the Company to (a) conduct the Business in the Ordinary Course of Business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall, and the Securityholders shall cause the Company to:

6.1.1 preserve and maintain all of its Authorizations;

6.1.2 pay its Indebtedness, Liabilities, Taxes and any other obligations when due;

6.1.3 maintain the properties and assets owned, operated or used by it, including the Leased Real Property, in the same condition as they were on the Agreement Date, subject to reasonable wear and tear;

6.1.4 continue to perform all of the terms, covenants and conditions required to be performed and observed under the Realty Leases and not default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under any Realty Lease;

6.1.5 continue in full force and effect without modification all of its insurance policies, except as required by applicable Law;

6.1.6 defend and protect its properties and assets from infringement or usurpation;

6.1.7 perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

6.1.8 maintain its Books and Records in accordance with past practice;

6.1.9 comply in all material respects with all applicable Laws;

6.1.10 not to enter into, amend, or otherwise modify any Contract of a type that would be required to be listed on Schedule 4.13;

6.1.11 (a) not make, change or rescind any election relating to Taxes; (b) not settle or compromise any claim, controversy or Proceeding relating to Taxes; (c) except as required by applicable Law, not make any change to (or make a request to any Tax Authority to change) any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes; (d) not amend, refile or otherwise revise any previously filed Tax Return, or forgo the right to any amount of refund or rebate of a previously paid Tax; (e) not enter into or terminate any agreements with a Tax Authority; (f) not prepare any Tax Return in a manner inconsistent with past practices; (g) not consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes; (h) not enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement; (i) not grant any power of attorney relating to Tax matters; or (j) not request a ruling with respect to Taxes;

6.1.12 not to take or permit any action that would cause any of the changes, events or conditions described in Section 4.9 to occur;

6.1.13 not enter into, adopt or amend or terminate any Employee Benefit Plan or any agreement, program, policy, trust, fund or other arrangement that would be an Employee Benefit Plan if it were in existence as of the Agreement Date, or increase in any manner the compensation or fringe benefits of any director, officer, employee, consultant or independent contractor of the Company, or loan or advance any money or other property to any such Person, or grant any new stock option, stock appreciation right, performance unit or other incentive, or pay or grant any benefit not required by any plan or arrangement as in effect as of the date hereof; and

6.1.14 not assign, sublet, encumber, sell, transfer, lease, mortgage, pledge or otherwise convey an interest in or exercise any option pursuant to any Realty Lease and/or Leased Real Property.

6.2. Investigation of Business. The Company shall, and the Securityholders shall cause the Company to, afford Buyer and its accountants, attorneys, counsel, consultants, financing sources and other representatives and agents, reasonable access during normal business hours and upon reasonable advance notice to (a) all of the sites, properties, books and records of the Company, and (b) such additional financial and operating data and business, legal, insurance, regulatory, tax, compensation, other data and information as to the business and properties of Securityholder and the Company as Buyer has requested or shall hereafter reasonably request, including access upon reasonable request and reasonable advance notice to employees, customers, vendors, suppliers and creditors for due diligence inquiry.

6.3. Regulatory Matters; Third-Party Consents.

6.3.1 The Parties shall cooperate with each other and use commercially reasonable efforts promptly (or within a reasonable period prior to the applicable event requiring such action) to prepare and file all necessary documentation to effect all applications, notices, petitions, and filings and obtain as promptly as practicable such Authorizations and Consents of all Persons which are necessary in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions.

6.3.2 The Parties shall, upon request, furnish each other with all reasonably available information concerning themselves and their directors, managers, officers, shareholders, members or other equity holders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of each Securityholder, the Company, or Buyer to any Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the Transactions (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

6.3.3 The Parties shall promptly advise each other upon receiving any communication from any Governmental Authorities whose Consent is required for consummation of the Transactions which cause such Party to believe that there is a reasonable likelihood that any requisite Governmental Authority Consent will not be obtained or that the receipt of any such approval will be materially delayed or that the Transactions will become subject to additional conditions imposed by such Governmental Authority.

6.4. Efforts of Parties to Close; Further Assurances. During the period from the Agreement Date through the Closing or the termination of this Agreement, each Party shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Transactions and to do, or cause to be done, all things necessary, proper and advisable under applicable Law to consummate and make effective as promptly as practicable the Transactions. Subject to the terms and conditions provided herein, at any time from and after the Closing, at the request of a Party hereto and without further consideration, each other Party shall promptly execute and deliver such further agreements, instruments, certificates and documents and perform such other actions as the requesting party may reasonably request in order to fully consummate the Transactions and carry out the purposes and intent of this Agreement and any agreements, instruments, certificates and documents delivered hereby; provided, that the requesting party shall pay all reasonable and documented expenses associated therewith.

6.5. Confidential Information.

6.5.1 The Company and each Securityholder shall at all times maintain the confidentiality of Confidential Information of the Company and each of its Affiliates, and neither the Company nor any Securityholder shall disclose any such information to any Person, nor shall any Securityholder use Confidential Information for any purpose except for the benefit of the Company. “Confidential Information” shall include the following: (a) trade secrets concerning the Business, including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, advertising methods, sales methods, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under applicable Law; (b) confidential or proprietary information concerning the Business (which includes historical financial statements, historical projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials and operating procedures), however documented; (c) notes, analyses, compilations, studies, summaries and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing; (d) the terms of this Agreement and any other Transaction Documents; and (e) such other information concerning the Company which is not generally available and part of the public domain. The restrictions contained in this Section 6.5 shall apply regardless of whether such Confidential Information (i) is in written, graphic, recorded, photographic or any machine readable form or is orally conveyed to, or memorized by, Securityholders, or (ii) has been labeled or otherwise identified as confidential or proprietary.

6.5.2 The Company’s and each Securityholder’s duty of confidentiality with regard to the Confidential Information shall not extend to: (a) any Confidential Information that, at the time of disclosure, had been previously published and was generally available and part of the public domain, other than as a result of a breach of any Securityholder’s confidentiality obligations; (b) any Confidential Information that is published and becomes generally available and part of the public domain after disclosure, unless such publication is a breach of this Agreement, or any other applicable confidentiality obligation, by a Securityholder; and (c) any Confidential Information that is obtained by such Securityholder from a third person who: (i) is lawfully in possession of that Confidential Information; (ii) is not in violation of any contractual, legal, or fiduciary obligation to the Company, Buyer or their respective Affiliates with respect to the Confidential Information; and (iii) does not prohibit such Securityholder from disclosing the Confidential Information to other Persons.

6.5.3 In the event that the Company or any Securityholder is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or other process or legal obligation) to disclose any Confidential Information (including the terms of this Agreement), such Securityholder agrees to: (a) give prompt written notice to the Company and Buyer of such request or subpoena in order to allow the Company or Buyer an opportunity to seek an appropriate protective order or to waive compliance with the provisions of this Agreement; and (b) cooperate with the Company and Buyer and with counsel for the Company and Buyer in responding to such request or subpoena as provided below. If the Company or Buyer fails to obtain a protective order and does not waive its rights to confidential treatment under this Agreement, such Securityholder may disclose only that portion of any Confidential Information which his or its counsel reasonably advises in writing that such Securityholder is compelled to disclose pursuant to Law. Each Securityholder further agrees that in no event will such Securityholder oppose action by the Company or Buyer to obtain an appropriate protective order or other reliable promises that confidential treatment will be accorded to the Confidential Information.

6.6. Exclusivity. The Company and the Securityholders shall not, and shall cause all of their respective representatives and Affiliates to not, (a) solicit, initiate, facilitate or encourage submissions or proposals or offers from any Person other than Buyer relating to any sale of the Business howsoever structured, whether as an acquisition or purchase of all or any part of the equity securities of the Company, or any Securityholder that is not an individual or any material part of the Business, or the Company’s assets or properties (other than the sale or other disposition of such assets or properties in the Ordinary Course of Business and not in violation of this Agreement) or the sale or issuance of any equity securities of the Company or any Securityholder that is not an individual, or any merger, combination, reorganization or consolidation of the Company or any Securityholder that is not an individual (each, an “Acquisition Proposal”), (b) participate in any discussions or negotiations regarding, furnish to any other Person any information with respect to, or otherwise cooperate in any way with any Acquisition Proposal by any Person, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing, or (c) enter into any agreement or understanding, either oral or written, that would prevent, hinder or delay the Transactions. If, notwithstanding the foregoing, the Company or any Securityholders shall receive any Acquisition Proposal or any inquiry regarding any such proposal from any Person, the Company or such Securityholder shall promptly give notice thereof to Buyer and shall provide reasonable detail regarding the nature of such proposal or inquiry and the Company’s or such Securityholder’s (as applicable) response thereto. Each Securityholder and the Company agrees that the rights and remedies for noncompliance with this Section 6.6 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.7. Notification. From the date of this Agreement until the Closing, each of the Parties will give prompt notice to the other Parties of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such Party contained in this Agreement to be untrue, incorrect or incomplete in any material respect, in each case at any time from and after the date of this Agreement until the Closing and (b) any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

6.8. Financing. The Securityholders and the Company shall use commercially reasonable efforts to cooperate in connection with obtaining any required approvals from Buyer’s lenders and the arrangement of any financing by Buyer (whether debt, convertible debt or otherwise) including (a) cooperating with Buyer to provide the banks and other institutions or entities arranging or providing such financing all information (financial and other) with respect to Securityholders, the Company, the Business and the Transactions reasonably requested by Buyer, and (b) causing Company’s officers and other Company representatives to be available to Buyer and such banks and other institutions or entities arranging or providing Buyer’s financing to participate in due diligence sessions and to participate in presentations related to any transaction comprising Buyer’s financing.

6.9. Employment Matters. Nothing in this Agreement shall in any way establish any requirements or create any other Liability from Buyer to any employee of the Company or to any former or future employee of the Company, including any duty, requirement, obligation or other Liability relating to continued employment, compensation, benefit plans, programs, policies and arrangements, and any other matter in connection with their employment. Further, Buyer shall not be responsible for and the Securityholders shall indemnify and hold Buyer harmless with respect to: (a) any and all Liabilities, if any, arising out of or relating to the termination or resignation of any employee of the Company on or before the Closing; or (b) any and all Liabilities relating to or resulting from the period on or before the Closing not disclosed to Buyer pursuant to Section 4.19 or Section 4.20 arising out of or relating to the termination or resignation of any employee of the Company after the Closing Date.

6.10. Record Retention. Subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement), solely for the purposes of allowing the Securityholders to defend a Third-Party Claim in accordance with Section 7.3.2, Buyer shall provide the Securityholders with reasonable access, during normal business hours and upon reasonable prior written notice, to the applicable Books and Records of the Company pertaining or relating to the period on or before the Closing Date.

6.11. Public Announcements. Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or court order or, as to Buyer, by regulatory authority or listing agreement, no disclosure (whether or not in response to an inquiry) of the existence, subject matter or terms of this Agreement shall be made by any party hereto, other than any filing by Buyer with the SEC or other Governmental Authority), whether before or after the Closing, unless approved by Buyer and the Company prior to release; provided that such approval shall not be unreasonably withheld, conditioned, or delayed; provided further that in no event shall any party other than Buyer make any such disclosure prior to Buyer issuing a press release publicly announcing this Agreement; and provided further that this restriction shall not apply to Buyer from and after the Closing. Notwithstanding the immediately preceding sentence, in the event that any Buyer, the Company, or any of the Securityholders is required by Law, court order, or any listing or trading agreement to make any such disclosure, such party shall notify the other prior to making such disclosure and shall use its commercially reasonable efforts to give the other an opportunity (as is reasonable under the circumstances) to comment on such disclosure.

6.12. Director and Officer Liability. Prior to or at the Closing, the Company shall purchase, at a cost and expense to be shared equally by Buyer and Company, a director and officer liability policy, an errors and omissions policy, a cybersecurity policy and other non-occurrence based insurance policies (the “Purchased Insurance Policies”) covering, as applicable, the Company and those individuals who are or were directors and officers of the Company prior to the Closing for pre-Closing periods, and covering the period commencing on the Closing Date and ending no earlier than the sixth (6th) anniversary of the Closing Date, which such policies (a) shall be acceptable to Buyer and have terms no less favorable to, as applicable, the Company and such individuals than such policies maintained by the Company, as applicable, immediately prior to the Closing for the benefit of the Company and such individuals; and (b) shall not cost, in the aggregate, more than $30,000.

6.13. Formation of Merger Sub. No later than three (3) Business Days prior to the Closing Date, Buyer shall form Merger Sub by filing with the Secretary of State of the State of Nevada all such documents necessary to accomplish the formation of Merger Sub.

6.14. R&W Policy. Buyer has obtained and bound the R&W Policy as of the Agreement Date, the cost of which shall be borne equally by Buyer, on the one hand, and the Company, on the other hand (to be treated as a Transaction Expense). Upon its final issuance, Buyer shall deliver to the Representative a copy of the R&W Policy, which shall be effective as of the Agreement Date. Following the final issuance of the R&W Policy, Buyer agrees to use commercially reasonable efforts to keep the R&W Policy in full force and effect for the policy period set forth therein. The Parties acknowledge that Buyer obtaining the R&W Policy is a material inducement to the Securityholders entering into the Transactions, and the Securityholders are relying on Buyer’s covenants and obligations set forth in this Section 6.14. Buyer shall not, without the prior written consent of the Company (if prior to the Closing) or the Representative (if after the Closing), amend, waive, modify, or otherwise change the subrogation rights under the R&W Policy in a manner that would be reasonably expected to adversely affect the Securityholders. The Company shall execute and deliver all documents, instruments, certificates, and other writings required to be executed and delivered by the Company under the R&W Policy at or prior to the Closing, including to the extent required to satisfy any conditions to the effectiveness thereof or the coverage to be provided thereby.

6.15. Employees.

6.15.1 From and after the Closing Date for a period of at least one (1) year, Buyer will, or will cause the Company or its other Affiliates to, recognize the prior service with the Company of each Company Employee who continues employment with the Company immediately following the Closing (each, a “Continuing Employee”) for purposes of the accrual of paid time off, seniority and, in connection with the employee benefit plans of Buyer or its Affiliates in which such Continuing Employees are eligible to participate following the Closing Date (the “Buyer Plans”), for purposes of eligibility, vesting, and levels of benefits (but not for purposes of any equity or other incentive program, benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits) to the extent such prior service with the Company was recognized under a comparable Employee Benefit Plan of the Company immediately prior to the Closing.

6.15.2 No provision of this Section 6.15 will (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any other Person, other than the Parties and their respective successors and permitted assigns, (ii) constitute or create an employment agreement, guarantee employment for any period of time or preclude the ability of Buyer or the Company to terminate the employment or service of any Person at any time and for any reason, (iii) require the Buyer or the Company to continue any Employee Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination hereof after the Closing, except with respect to the continuation of the Company’s performance bonus plan for 2023, which amounts will be paid by Buyer no later than April 2024, or (iv) constitute or be deemed to constitute an amendment to any Employee Benefit Plan or any other employee benefit plan or arrangement sponsored or maintained by Buyer.

6.16. 280G Waivers and Cleaning Vote. The Company (i) shall use commercially reasonable measures to secure from each Person who is a “disqualified individual”, as defined in Section 280G of the Code, and who has a right to any payments or benefits or potential right to any payments or benefits in connection with the consummation of the Closing (whether alone or together with any other events) that could be deemed to constitute “parachute payments” under Section 280G of the Code, a waiver of such Person’s rights to receive or retain any such payments or benefits (the “Waived 280G Benefits”), and (ii) shall submit for a stockholder vote the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. If applicable, prior to the Closing Date, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that stockholder approval was received in conformance with Section 280G of the Code and the regulations thereunder, or that such requisite stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, consequently, the Waived 280G Benefits have not been and shall not be made or provided. Copies of the proposed forms of Section 280G waivers and related stockholder voting, consent, and disclosure materials to be used in connection with the foregoing shall be provided to Buyer at least five (5) Business Days in advance of the scheduled distribution to Securityholders or the disqualified individuals for approval or signature, as applicable, for Buyer’s review, comment, and approval.

6.17. Tax Refunds. Any of the Tax refunds that are received by the Company (or any of its Affiliates) and any amounts credited against Taxes to which the Company or any of its Affiliates become entitled that relate to Taxes paid by the Company for any period or portions thereof ending on or before the Closing Date, in each case, solely to the extent set forth on Exhibit 6.17 and solely in the event that such Tax refunds are received by the Company (or any of its Affiliates) or credited against Taxes of the Company or any of its Affiliates within the twenty four (24) month period after the relevant Tax Return is filed, shall be for the account of the Securityholders. To the extent any such Tax refunds are received by the Company (or any of its Affiliates) or credited against Taxes of the Company or any of its Affiliates within the twenty four (24) month period after the relevant Tax Return is filed, Buyer shall, no later than thirty (30) days after each anniversary of the Closing Date, pay or cause to be paid over to the Paying Agent (for further payment to the Securityholders in accordance with each Securityholder’s Securityholder Pro Rata Share) the aggregate amount of such Tax refunds that were received by the Company (or any of its Affiliates) or credited against Taxes of the Company or any of its Affiliates within the twenty four (24) month period after the relevant Tax Return is filed; provided, however, that Buyer may satisfy any Loss for which any member of the Buyer Group has a claim directly against the Securityholders under Section 7.1(c) by reducing the amount payable to the Securityholders under this Section 6.17 in the amount of that Loss, provided, further, however, that in no event may such offset exceed $250,000. If a Tax refund or credit is subsequently disallowed or reduced by a Governmental Authority and Buyer or the Company or any of their respective Affiliates has made a payment to Securityholders pursuant to this Section 6.17 with respect to such Tax refund or credit, then Securityholders shall return such amounts to such party promptly upon request.

7. Indemnification.

7.1. Securityholder’s Indemnification. Subject to the other provisions of this Section 7, the Company and the Securityholders shall, severally but not jointly, and on and after the Closing, the Securityholders shall, severally but not jointly, defend, indemnify, and hold harmless Buyer, Buyer’s Affiliates (including the Company post-Closing), and their respective successors and assigns, directors, officers, managers, members, partners, equityholders, employees, agents, and representatives (collectively, the “Buyer Group”), from and against any and all Losses arising out of, based upon, caused by, relating or with respect to, or by reason of any or all of the following: (a) any inaccuracy in or breach of any warranty or representation made by any Securityholder or the Company in this Agreement or in any other Transaction Document delivered by or on behalf of any Securityholders or the Company; (b) any breach or failure to perform any covenant or agreement in this Agreement or in any other Transaction Document to be performed by any Securityholders or the Company prior to or at the Closing or by Securityholders after the Closing; (c) any and all Indemnified Taxes; (d) any Liability arising out of the matters set forth on Schedule 4.18.1 or Schedule 4.18.2; (e) any and all of Securityholders’ and the Company’s Indebtedness or Transaction Expenses to the extent not paid concurrent with the Closing; (f) any and all Liabilities for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions that were initiated by the Company; (g) any claim by any current, former, or purported holder of Company Stock, Company Options, or other Securities involving: (i) the payment or allocation of the Merger Consideration, including any error or inaccuracy by the Company in the Payment Schedule; or (ii) any allegation or claim relating to any breach of fiduciary duties by the Company or its directors or officers in connection with the Merger or the other Transactions, including the negotiation and approval of the terms hereof; and (h) Liabilities relating to dissenter rights.

7.2. Buyer’s Indemnification. Subject to the other provisions of this Section 7, Buyer shall defend, indemnify, and hold harmless the Securityholders, their respective heirs, Affiliates, successors and assigns and the directors, officers, managers, members, partners, employees, agents and representatives of any of them (collectively, the “Securityholder Group”), from and against any and all Losses arising out of, or caused by or relating to any of the following: (a) any inaccuracy in or breach of any warranty or representation by Buyer or Merger Sub contained in this Agreement or in any other Transaction Document; (b) any breach or failure to perform any covenant or agreement in this Agreement or in any other Transaction Document to be performed by Buyer or Merger Sub; (c) any and all Liabilities for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions that were initiated by Buyer Group.

7.3. Indemnification Procedures. With respect to each event, occurrence or matter (“Indemnification Matter”) as to which any member of Buyer Group or Securityholder Group, as the case may be (in either case, referred to as, the “Indemnitee”), is or may reasonably be entitled to indemnification from Securityholders under Section 7.1 or from Buyer under Section 7.2, as the case may be (in either case, referred to as, the “Indemnitor”):

7.3.1 Notice. Within ten (10) calendar days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a Third-Party Claim, as promptly as practicable after the Indemnitee first has actual knowledge of the Indemnification Matter or of other matters from which an Indemnification Matter is reasonably likely to result, the Indemnitee shall give prompt written notice to the Indemnitor of the nature of the Indemnification Matter and, if known, the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents. No delay or deficiency by an Indemnitee to give notice in respect of a Loss in the manner required by this Section 7.3 shall relieve the Indemnitor of any Liability under this Agreement in respect of such Loss except to the extent that such delay or deficiency actually and materially prejudices the rights of the Indemnitor with respect thereto.

7.3.2 Defense.

(a) If a third-party action, suit, claim or demand (a “Third-Party Claim”) gives rise to an Indemnitor’s obligation to provide indemnification under Section 7.1 or Section 7.2 (other than with respect to Taxes which shall be addressed in Section 8.7), then, upon receipt of the Indemnification Notice, the Indemnitor shall have ten (10) calendar days after said notice is given to elect, by written notice given to the Indemnitee, to undertake, conduct and control, through counsel of its own choosing which is reasonably acceptable to the Indemnitee and at the Indemnitor’s sole risk and expense, the good faith defense of such claim, provided that, if the Indemnitor is the Securityholders, such Indemnitor shall not have the right to defend or direct the defense of any such Third-Party Claim if (i) the Third-Party Claim is asserted directly by a Person that is a supplier or customer of the Surviving Corporation, (ii) the Third-Party Claim seeks an injunction or other equitable relief against the Indemnitee, (iii) the assumption of defense of the Third-Party Claim by the Indemnitor is reasonably likely to cause the Buyer Group to lose insurance coverage, or (iv) the Buyer Group or the insurer is required to assume the defense of such Third-Party Claim pursuant to the R&W Policy (collectively, the “Defense Caveats”).

(b) Any Indemnitee shall have the right to employ separate counsel in any such Third-Party Claim and to participate in the defense thereof (except that the defense or prosecution of such Third-Party Claim shall be tendered to the insurance carrier maintained by the Buyer if required under the terms of such insurance policy), but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (i) the Indemnitor shall have failed, within ten (10) calendar days after the Indemnification Notice is given by the Indemnitee as provided in the preceding sentence, to undertake, conduct and control the defense of such Third-Party Claim, (ii) any of the Defense Caveats applies, (iii) the employment of such counsel has been specifically authorized by the Indemnitor, (iv) there exists, in the Indemnitee’s discretion, a conflict between the interests of the Indemnitor and the Indemnitee, or (v) a defense exists, in the Indemnitee’s discretion, for the Indemnitee which is not available to the Indemnitor.

(c) If none of the Defense Caveats applies, and the Indemnitor elects to undertake, conduct, and control the defense of a Third-Party Claim as provided herein, then: (i) the Indemnitor will not be liable for any settlement of such Third-Party Claim effected without its consent, which consent will not be unreasonably withheld or delayed; (ii) the Indemnitor may settle such Third- Party Claim without the consent of the Indemnitee only if (A) all monetary damages payable in respect of the Third-Party Claim are paid by the Indemnitor, (B) the Indemnitee receives a full, complete and unconditional release in respect of the Third-Party Claim without any admission or finding of obligation, Liability, fault or guilt (criminal or otherwise) with respect to the Third-Party Claim, and (C) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnitee or any of its Affiliates; and (iii) the Indemnitor may otherwise settle such Third-Party Claim only with the written consent of the Indemnitee, which consent will not unreasonably be withheld or delayed.

(d) If the Indemnitor fails to proceed with the good faith defense or settlement of any Third-Party Claim after making an election to undertake, conduct and control the good faith defense of such claim, then, in either such event, the Indemnitee shall have the right to contest, settle or compromise such claim at its discretion, at the risk and expense of the Indemnitor.

7.4. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for a period of twelve (12) months after the Closing Date; provided, that (a) the Special Representations shall survive for a period of twenty four (24) months after the Closing Date, and (b) the Fundamental Representations shall survive for a period of six (6) months after the expiration of the applicable statute of limitations. Each covenant and agreement requiring performance at or after the Closing, will, in each case, expressly survive the Closing in accordance with its terms, and if no term is specified, then for the maximum duration permitted under applicable Law, and nothing in this Section 7.4 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Any claim for Indemnified Taxes shall survive for a period of six (6) months after the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non- breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Any claims for Losses arising out of, caused by, or relating to (a) the matters set forth in Sections 7.1(d)-(h) or (b) fraud or intentional misrepresentation shall survive indefinitely.

7.5. Amount of Losses.

7.5.1 Securityholders shall not be liable to the Buyer Group for indemnification under Section 7.1(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.1(a) exceeds $285,000.00 (the “Deductible”), provided, however, the aggregate amount of all Losses for which Securityholders shall be liable pursuant to Section 7.1(a) shall not exceed the Deductible (such cap on the Securityholders’ liability, the “Company Cap”). Notwithstanding the foregoing, or anything else in this Agreement to the contrary, (x) the Deductible and Company Cap shall not apply in respect of (a) breaches of Fundamental Representations, or (b) breaches of Special Representations, (y) the aggregate amount of Losses payable by Securityholders under Section 7.1(a) related to breaches of Fundamental Representations, and Sections 7.1(c)-(h) shall not exceed the Merger Consideration, and (z) the aggregate amount of Losses payable by Securityholders under Section 7.1(a) related to breaches of Special Representations shall not exceed $2,000,000. The Securityholders’ indemnification obligations related to fraud shall be uncapped.

7.5.2 Buyer shall not be liable to the Securityholders for indemnification under Section 7.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) exceeds the Deductible, in which event Buyer shall be required to pay or be liable for all Losses in excess of the Deductible. Anything in this Agreement to the contrary notwithstanding, (x) the Deductible shall not apply in respect of (a) breaches of Fundamental Representations or (b) claims for fraud, and (y) the aggregate amount of Losses payable by Buyer under Section 7.2(a) and 7.2(c) shall not exceed the Merger Consideration.

7.5.3 Notwithstanding the foregoing, the limitations set forth in this Section 7, including in Section 7.5.1 and Section 7.5.2, shall not affect or otherwise limit any claim made or available under the R&W Policy.

7.5.4 In determining whether there has been any inaccuracy in or breach of any representation, warranty, agreement, or covenant or the amount of any Losses suffered by an Indemnitee related to any inaccuracy in or breach of any representation, warranty, agreement or covenant, all qualifications or exceptions in such representation, warranty, agreement or covenant relating to or referring to “materiality” or “Material Adverse Effect” or any similar term or phrase shall be disregarded.

7.5.5 Each Securityholder agrees that (a) such Securityholder will not make any claim for indemnification or contribution against the Company by virtue of the fact that such Securityholder or such Securityholder’s equityholders, directors, officers, employees or other Affiliates was an equityholder or director, manager, officer or employee of the Company, regardless of the nature of the Loss claimed, with respect to any Action brought by Buyer Group against any Securityholder, and (b) such Securityholder has no claims or rights to indemnity or contribution from the Company with respect to any amounts paid by such Securityholder pursuant to this Section 7.

7.6. Avoiding Double Payments. Anything in this Section 7 to the contrary notwithstanding, no Indemnitee shall be entitled to be indemnified under this Section 7 for any Losses to the extent such Losses were expressly treated as a Current Liability in determining the Net Working Capital Calculation or is otherwise included in the Adjustment Calculation.

7.7. Exclusive Remedy. Except for the remedies provided herein to address disputes or objections to the calculations and adjustments described herein or as otherwise specifically provided herein, the foregoing indemnification provisions in this Section 7 shall be the exclusive remedy for monetary damages of Buyer and Securityholders with respect to this Agreement; provided, however, that no limitation set forth in this Agreement, including the limitations set forth in this Section 7, shall limit (a) any remedy that may be available to Buyer or Securityholders against any other Party on account of fraud or intentional misrepresentation, or (b) the ability of Buyer to seek equitable remedies, including injunctive relief. Securityholders hereby waive any right to seek or obtain indemnification or contribution from the Company for Losses arising from this Agreement. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Section 7), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the R&W Policy; it being understood that any matter for which there is coverage available under the R&W Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Policy.

7.8. Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnification payments made to Buyer pursuant to this Agreement as an adjustment to the final Merger Consideration, unless a “Final Determination” with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Merger Consideration. For purposes of this agreement “Final Determination” means (a) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD and (b) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through Proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

7.9. Payments.

7.9.1 Any Losses payable to the Buyer Group pursuant to Section 7.1(a) for breach of any representation or warranty or Section 7.1(c) for Indemnified Taxes shall, subject to Section 7.5, be satisfied: (a) first from Buyer’s portion of the retention amount under the R&W Policy, (b) to the extent such Losses exceed Buyer’s portion of the retention amount under the R&W Policy, next from the Indemnification Escrow Funds; (c) to the extent such Losses exceed the amounts held in the Indemnification Escrow Funds, by recovery under the R&W Policy; (d) to the extent such Losses exceed the amounts held in the Indemnification Escrow Fund and relate to a breach of a representation or warranty other than a Fundamental Representation, but such Losses do not exceed the Company Cap, by the Securityholders in accordance with each Securityholder’s Securityholder Pro Rata Share up to the Company Cap; and (e) to the extent such Losses exceed the amounts held in the Indemnification Escrow Funds and relate to a breach of a Fundamental Representation or Indemnified Taxes, and such Losses are not covered by the R&W Policy for any reason (including the coverage limit being exceeded or coverage being denied, unavailable), by the Securityholders in accordance with each Securityholder’s Securityholder Pro Rata Share.

7.9.2 Any Losses payable to the Buyer Group pursuant to Section 7.1(b), Section 7.1(d), Section 7.1(e), Section 7.1(f), Section 7.1(g), or Section 7.1(h) shall, subject to Section 7.5, be satisfied: (a) first, from the Indemnification Escrow Funds; and (b) to the extent that the amount of Losses exceeds the amounts available to Buyer Group in the Indemnification Escrow Funds, by the Securityholders in accordance with each Securityholder’s Securityholder Pro Rata Share.

7.9.3 Buyer Group shall take commercially reasonable steps to mitigate all Losses promptly after becoming aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable hereunder, in each case, to the same extent as if such Losses were not subject to indemnification pursuant to this Section 7.9.

7.9.4 The Losses for any indemnification claim pursuant to this Agreement shall be net of (a) any insurance proceeds received by any of the Buyer Group, including under the R&W Policy (in each case, net of any costs of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to the insurance claim in respect of Losses (collectively, “Claim Costs”)) (b) any tax benefit actually realized by any of the Buyer Group in cash in the tax year that the Loss is suffered by the Buyer Group (as determined on a “with and without basis” by determining the actual cash Taxes that the Buyer Group would have paid without deduction for any of the Losses at issue as compared to the actual cash Taxes that the Buyer Group has paid with the Losses deducted), and (c) the amount of any indemnification, contribution and other payment proceeds actually recovered by any of the Buyer Group from a third party in respect of such Losses, net of any reasonable costs associated with obtaining such proceeds. The Buyer Group shall use their commercially reasonable efforts to seek recovery under all insurance policies covering any Losses to the same extent as they would if such Losses were not subject to indemnification hereunder; provided, that nothing shall require the Buyer Group to (i) seek to recover any Losses under any insurance policy, including the R&W Policy (A) to the extent such Losses are specifically and manifestly excluded from coverage under such policy and directly indemnifiable hereunder, or (B) to the extent Losses are not (or are not expected to be) in excess of any applicable retention or deductible under such insurance policy; or (ii) commence litigation against any insurer, including the R&W Policy insurer, to recover proceeds under such insurance policy. In the event that an insurance recovery is made by the Buyer Group with respect to any Losses for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all Claim Costs) shall be made promptly to the Securityholders (with such amount to be allocated among the Securityholders in accordance with the Payment Schedule).

7.10. Distributions from Indemnity Escrow Account. In the event that (a) Representative shall not have objected to the amount claimed by Buyer for indemnification with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement or (b) Representative has delivered notice of their disagreement as to the amount of any indemnification requested by Buyer and either (i) Representative and Buyer shall have subsequent to the giving of such notice, mutually agreed that Securityholders are obligated to indemnify Buyer for a specified amount and Buyer and Securityholders shall have so jointly notified the Escrow Agent or (ii) a final, nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by Buyer for indemnification from Securityholders, and the Escrow Agent shall have received in the case of clause (i) above, written instructions from Representative and Buyer or, in the case of clause (ii) above, a copy of the final, nonappealable judgment of the court, Buyer and Representative shall instruct the Escrow Agent to deliver to Buyer from the Indemnity Escrow Account any amount determined to be owed to Buyer under Section 7 in accordance with the Escrow Agreement.

7.11. Securityholders’ Representative.

7.11.1 Designation. By virtue of the Securityholders that execute the Stockholder Consent, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, the Securityholders hereby designate Michael Weintraub as of the Agreement Date to serve as the Representative of all the Securityholders as set forth in this Agreement for all purposes in connection with this Agreement and the Transaction Documents. By signing this Agreement in the capacity of Representative, Michael Weintraub hereby accepts the appointment as the Representative for purposes of this Agreement and the Transaction Documents.

7.11.2 Authority. Without limiting the foregoing, each Securityholder shall be deemed to appoint the Representative as of Agreement Date as such Securityholder’s true and lawful representative, attorney-in-fact and agent (with full power of substitution) for all purposes in connection with this Agreement and the Transaction Documents. Each Securityholder shall be deemed to grant the Representative the full and exclusive power and authority to represent and bind such Securityholder with respect to all matters related to, arising under or pursuant to the duties of the Representative under this Agreement and the Transaction Documents (including the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken on such Securityholder’s behalf), including: (a) to bring, defend and/or resolve any claim made or threatened pursuant to this Agreement or any Transaction Document; (b) to negotiate, settle, adjust or compromise any such claims (including the payment of funds from the Indemnification Escrow Funds, to Buyer Group), bring suit or seek arbitration with respect to any such claims, and comply with orders of courts and awards of arbitrators with respect to any such claims; (c) to act on behalf of such Securityholder in connection with the matters contemplated by this Agreement or any Transaction Document; (d) to act on behalf of such Securityholder in reviewing the Closing Statement and Buyer’s calculation of the Merger Consideration and Net Working Capital and making any objections to such amount and negotiating on behalf of such Securityholder in order to resolve any dispute relating to the Merger Consideration or Net Working Capital; (e) to use reasonable efforts to enforce and protect the rights and interests of the Securityholders arising out of or under or in any manner relating to this Agreement and the Transactions; (g) to execute and deliver all amendments and waivers to this Agreement and any and all other documents that the Representative deems necessary, desirable or appropriate (h) to receive the Reserve Amount or, if necessary, additional funds, for the payment of expenses of the Securityholders and apply such Reserve Amount (or any additional funds, if applicable) in payment for such expenses; and (i) to receive service of process in connection with any claims under this Agreement. A decision, act, consent or instruction of the Representative as to any of the foregoing matters shall constitute a decision of all the Securityholders and shall be final, binding and conclusive on each Securityholder. Buyer may rely upon such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of every Securityholder. The Representative, in its sole and absolute discretion, may, by written notice to Buyer and the applicable Securityholders, decline to exercise the power and authority granted herein to act on behalf of and in the name of any or all Securityholders with respect to any or all matters specified in such written notice, without incurring any liability to any party to this Agreement in connection with or as a result of such declination. EACH SECURITYHOLDER AND THE COMPANY (ON BEHALF OF THE VESTED OPTION HOLDERS) AGREES THAT SUCH AGENCY AND PROXY ARE COUPLED WITH AN INTEREST, ARE THEREFORE IRREVOCABLE WITHOUT THE CONSENT OF THE REPRESENTATIVE AND SHALL SURVIVE THE DEATH, INCAPACITY, BANKRUPTCY, DISSOLUTION OR LIQUIDATION OF ANY OF THE SECURITYHOLDERS.

7.11.3 Exculpation; Indemnification. Neither the Representative nor any agent employed by it shall incur any liability to any Securityholder relating to the performance of its duties hereunder or under any Transaction Documents for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of the Securityholders (or any of them), except in the case of the Representative’s gross negligence, willful misconduct or fraud. The Representative may consult with counsel of his own choice and shall have full and complete authorization and protection for any action taken or suffered by the Representative hereunder in good faith and in accordance with the advice of such counsel. The Securityholders shall indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any Transaction Documents, in each case as such Representative Loss is suffered or incurred. If not paid directly to the Representative by the Securityholders, any such Representative Losses may be recovered by the Representative from (i) the Reserve Amount and (ii) any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided, however, that while this Section 7.11.3 allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this Section 7.11.3. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

7.11.4 Approval of Actions. Each Securityholder hereby irrevocably agrees to be bound by all actions taken by the Representative in its capacity as such within the scope of the Representative’s duties under this Section 7.

7.11.5 Expenses. Each Securityholder hereby acknowledges and agrees that any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred by the Representative shall be reimbursed out of the Reserve Amount and, if the Reserve Amount is exhausted, by the Securityholders in accordance with their respective Securityholder Pro Rata Share; provided, however, that the Representative shall be entitled to withhold from any amounts released in accordance with terms of the Escrow Agreement from the Indemnification Escrow Accounts to the Securityholders any amounts that are not so reimbursed by the Securityholders.

7.11.6 Certain Limitations. Notwithstanding anything in this Agreement to the contrary, the Representative shall not agree to any amendment, modification or waiver of the provisions of this Agreement that (a) alters or changes from the provisions set forth in this Agreement the amount or kind of consideration to be received by Securityholders, without the prior written consent of each Securityholder, (b) adversely and disproportionately (in relation to the other Securityholders of the same class or series) affects the rights or obligations of any Securityholder under this Agreement, without the prior consent of such affected Securityholder, or (c) that amends or modifies this Section 7.11.

7.11.7 Successor Representative. Upon the death, disqualification or resignation of the Representative, a successor shall be appointed by the Securityholders who held a majority of the Company Stock as of immediately prior to Closing who shall succeed the Representative as the “Representative” for purposes of this Agreement and the Transaction Documents.

7.11.8 Reserve Amount. The Reserve Amount shall be held by the Representative in a segregated client account (the “Reserve Account”) and shall be used for the purposes of paying directly or reimbursing the Representative for any third party expenses pursuant to this Agreement. The Securityholders acknowledge that the Representative is not providing any investment supervision, recommendations or advice. Representative shall have no responsibility or liability for any loss of principal of the Reserve Account other than as a result of its gross negligence or fraud. At such time following the release in full of the Escrow Amount that the Representative determines, in its reasonable discretion, the Representative shall disburse the balance of the Reserve Account to the Securityholders. For Tax purposes, the Reserve Amount will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

7.11.9 Limits on Liability of Representative. Notwithstanding anything contained herein to the contrary, no Person serving as the Representative shall have any liability in such capacity to Buyer (including, any direct liability, vicarious liability, or liability that Buyer could in any way assert through other parties hereunder or through third parties) to the extent resulting from an act or omission made in good faith, in the Representative’s reasonable judgment, in connection with functioning as the Representative. The Representative may consult with counsel of his own choice and shall have full and complete authorization and protection for any action taken or suffered by the Representative hereunder in good faith and in accordance with the advice of such counsel.

8. Tax Matters.

8.1. Pre-Closing Tax Returns. Buyer will cause the Company to prepare and file on a timely basis, (a) all Tax Returns with respect to the Company for taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”) that are not filed on or before the Closing Date and (b) all Tax Returns for Tax periods beginning before and ending after the Closing Date (“Straddle Tax Period”). All such Tax Returns shall be filed in accordance with the past practices of the Company unless contrary to applicable Law. Buyer will submit all such income or franchise Tax Returns for Pre-Closing Tax Periods to the Representative for their review at least 30 days prior to filing and consider, in good faith, any comments of the Representative that are reasonable and that are received by the Buyer at least fifteen days prior to the filing date.

8.2. Payment of Taxes.

8.2.1 Payment of Taxes. To the extent that Taxes of the Company for all Pre-Closing Tax Periods and portions of any Straddle Tax Period ending on the Closing Date (including all such Taxes payable with respect to Tax Returns filed under this Section 8 and any Taxes assessed after the Closing with respect to Pre-Closing Tax Periods and portions of any Straddle Tax Period ending on the Closing Date) are expressly (x) accrued or reserved for as Current Liabilities in line items on the Closing Statement and taken into account in determining the Net Working Capital Calculation or (y) included in Indebtedness, Buyer will pay or cause to be paid such Taxes. To the extent such Taxes for Pre-Closing Tax Periods and portions of any Straddle Tax Period ending on the Closing Date are not so reflected as Current Liabilities on the Closing Statement and not taken into account in determining the Net Working Capital Calculation or not included in Indebtedness, the Securityholders will pay all such Taxes incurred by the Company for the Pre-Closing Tax Periods and portions of the Straddle Tax Periods ending on the Closing Date including any Taxes from the payments under any employee sale bonuses, change of control agreements, option cancellation agreements or any other payments that are treated as compensation for federal, state or local income Tax purposes, including the Company’s portion of such Taxes. Taxes that are payable with respect to a Straddle Tax Period will be allocated to the portion of the period that ends on the Closing Date in accordance with Section 8.3. Any Taxes required to be paid by the Securityholders pursuant to this Section 8.2 shall be paid directly by the Securityholders and not from the Escrow Funds.

8.2.2 In the case of Tax Returns filed by Buyer under this Section 8 and as to which Buyer expects payment from the Securityholders, Buyer shall deliver the pertinent Tax Return to the Representative and inform the Representative of any amounts due from the Securityholders at least ten (10) days prior to the due date of the pertinent Tax Return, and the Securityholders will pay such amounts to Buyer in immediately available funds at least five (5) days prior to the due date of the Tax Return.

8.2.3 To the extent that any obligation or responsibility to pay, or indemnify for, Taxes pursuant to this Section 8.2 may overlap with an obligation or responsibility pursuant to Section 7, the Buyer, at its discretion, shall be permitted to apply this Section 8.2 to such obligation or responsibility (or any part thereof), or alternatively, to apply Section 7 to such obligation or responsibility (or any part thereof).

8.3. Tax Apportionment. In the case of Taxes that are payable with respect to a Straddle Tax Period, the portion of any such Tax that is allocable to the portion of the Straddle Tax Period ending on the Closing Date will be (a) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date; provided, however, that all exemptions, allowances, or deductions for the Straddle Tax Period which are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated in proportion to the number of days in each period; and (b) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. Any Taxes that would be computed at the end of a Tax year, including Taxes computed pursuant to Subpart F of the Code, Global Intangible Low-Taxed Income and income from any pass-through entities shall be computed as if the applicable Tax year of such entity ended on the Closing Date and any Taxes owed by the Company for such period shall be treated as incurred in the portion of the Straddle Period ending on the Closing Date.

8.4. Transactional Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any Taxing Authority in connection with the Transactions will be borne equally by Buyer, on the one hand, and by the Securityholders (on a several, but not joint basis), on the other hand. The Representative will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns or other documentation.

8.5. Audits and Claims.

8.5.1 Buyer shall have the right (at Buyer’ cost and expense) to control the conduct of any audit, examination, investigation or administrative, court or other Proceeding (“Tax Proceedings”). The Representative shall be entitled to attend and participate in any such Tax Proceedings at the Representative’ sole cost and expense if such Tax Proceedings could result in a claim for indemnification for any Tax against Securityholders hereunder.

8.5.2 If Buyer or the Representative receive any written or oral communication with respect to a Tax claim for which the other Party has potential liability under the terms of this Agreement, then such Party shall promptly notify the other Party hereto in writing of the existence of such Tax claim.

8.6. Cooperation on Tax Matters.

8.6.1 Buyer, the Company and the Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, the Representative and Buyer agree (a) to retain all Books and Records with respect to Tax matters pertinent to the Business relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or the Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other Party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other Party so requests, Buyer, the Company or the Representative, as the case may be, shall allow the other Party to take possession of such books and records.

8.6.2 Buyer and the Representative further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including with respect to the Transactions).

8.7. Tax Dispute Resolution Mechanism. Any dispute among the Parties involving Taxes arising under this Agreement shall be resolved as follows: (a) the Parties will in good faith attempt to negotiate a prompt resolution of the dispute; (b) if the Parties are unable to negotiate a resolution of the dispute within thirty (30) days, the dispute will be submitted to an Accounting Arbitrator; (c) the Accounting Arbitrator shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax Law and the provisions of this Agreement, within thirty (30) days after the Parties have submitted the dispute to the Accounting Arbitrator, whose decision shall be final, conclusive and binding on the Parties, absent fraud or manifest error; (d) any payment to be made as a result of the resolution of a dispute shall be made, and any other action taken as a result of the resolution of a dispute shall be taken, on or before the fifth (5th) day following the date on which the dispute is resolved (except that if the resolution requires the filing of an amended Tax Return, such amended Tax Return shall be filed within thirty (30) days following the date on which the dispute is resolved); and (e) the fees and expenses of the Accounting Arbitrator shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Securityholders.

9. Conditions Precedent to Closing.

9.1. Buyer’s Conditions Precedent to Closing. The Buyer’s obligation to consummate the Transactions, including the Merger, and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

9.1.1 Accuracy of Representations and Warranties. The representations and warranties of the Company and the Securityholders set forth in this Agreement or in any other Transaction Documents (other than such representations and warranties that are Fundamental Representations) will be true, correct and complete as of the Agreement Date and as of Closing, except in each case to the extent any such representation and warranty speaks as of any other specific date, in which case such representation and warranty will have been true, correct and complete, as applicable, as of such date, in each case except for breaches as to matters that would not reasonably be expected to have a Material Adverse Effect. The Fundamental Representations of the Company and the Securityholders set forth in this Agreement or in any other Transaction Documents will be true, correct and complete in all material respects as of the Agreement Date and as of Closing, except in each case to the extent any such representation and warranty speaks as of any other specific date, in which case such representation and warranty will have been true, correct and complete, as applicable, as of such date.

9.1.2 Performance of Covenants. All of the covenants and obligations that the Company or any Securityholder is required to perform or comply with under this Agreement or in any other Transaction Documents on or before the Closing must have been duly performed and complied with.

9.1.3 No Conflict. Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Affiliate of Buyer to suffer any adverse consequence under (a) any applicable Law or Order or (b) any applicable Law or Order that has been published, introduced or otherwise proposed by or before any Governmental Authority.

9.1.4 Consents and Authorization. All Consents, notices to and authorizations from Governmental Authorities and the other Persons set forth on Exhibit 9.1.9(r) required in order to consummate the Transactions shall have been delivered, received or obtained, as applicable.

9.1.5 No Material Adverse Effect. Since the Agreement Date, there must not have been any Material Adverse Effect.

9.1.6 No Orders. There must not be in effect any Order which is materially adverse to the Company, the Business or Securityholders or that would restrain, prohibit, interfere with, delay or make illegal the consummation of, or otherwise materially alter, the Transactions or cause the Transactions to be rescinded following consummation.

9.1.7 Litigation. No Proceeding shall have been instituted by any Governmental Authority to restrain or prohibit any material part of the Transactions or to seek any material divestiture by Securityholders or Buyer or to revoke or suspend any material Authorization by reason of any of the Transactions; nor shall any Governmental Authority have notified any Party that consummation of any material part of the Transactions would constitute a violation of applicable Law or that it intends to commence a Proceeding to restrain, prohibit, interfere with, delay or make illegal any material part of the Transactions or to require such material divestiture, revocation or suspension with respect to Securityholders or Buyer. No Proceeding shall have been instituted by any Person other than a Governmental Authority which, if determined adversely, would have a Material Adverse Effect.

9.1.8 No Dissenters. As of the Closing, no Shareholder shall have made a valid demand for appraisal rights pursuant to Section 92A.390 of the Nevada Act.

9.1.9 Closing Deliveries. At the Closing (or such earlier date if specified below), the Company or the Representative, as applicable, shall have delivered the following items to Buyer, each in form and substance satisfactory to Buyer:

(a) Articles of Merger, duly executed on behalf of the Company, and any related Officer’s Certificates;

(b) the Security Deliveries which have been executed and delivered to the Company by the Securityholders prior to the Closing, which shall include, at a minimum, Joinder and Support Agreements and Letters of Transmittal duly executed by each of the Major Holders and IMS Health Incorporated;

(c) a counterpart of the Escrow Agreement, duly executed by Representative;

(d) a Restrictive Covenant Agreement, in the form and substance attached as Exhibit 9.1.9(d), duly executed by each of the Management Holders;

(e) a bonus and release agreement, duly executed by each Person receiving a Transaction Bonus, each in form and substance reasonably satisfactory to Buyer;

(f) a counterpart of the Paying Agent Agreement substantially in the form attached hereto as Exhibit 9.1.9(f), duly executed by the Company and the Representative;

(g) the resignations, effective as of the Closing, duly executed by each of the directors and officers of the Company, each in form and substance reasonably satisfactory to Buyer;

(h) subscription agreements, each substantially in the form attached hereto as Exhibit 9.1.9(h), duly executed by each of the Management Investors (collectively, the “Subscription Agreements”);

(i) evidence of the satisfaction of all payment obligations for Transaction Expenses and Indebtedness of the Company outstanding as of the Closing Date (including any interest, prepayment premiums or penalties and other fees and charges) or evidence of the arrangement of Securityholders or the Company to satisfy such payment obligations on the Closing Date pursuant to the terms of this Agreement, including payoff letters or similar releases with respect to such Indebtedness, and the release of any Liens on the properties and assets of the Company and the termination of all UCC financing statements which have been filed with respect to such Indebtedness (or the authorization of Buyer by the holders of such Liens to file UCC financing statement terminations);

(j) a good standing certificate for the Company from the Secretary of State of the State of Nevada, and from the Secretary of State in each other jurisdiction in which the Company is qualified to do business as a foreign corporation, in each case dated as of a date not earlier than ten (10) Business Days prior to the Closing;

(k) a copy of (i) the Articles of Incorporation (together with any and all amendments thereto), as filed with the Secretary of State of the State of Nevada, as then in effect as certified by the Secretary of the Company, and (ii) the bylaws of the Company certified by the Secretary of the Company;

(l) a certificate of an officer of the Company certifying (i) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder, (ii) the resolutions of the Company’s Board of Directors and Securityholders approving this Agreement and the other Transaction Documents delivered by or on behalf of it pursuant to this Agreement and (iii) that the conditions set forth in Section 9.1.1, Section 9.1.2, Section 9.1.5, and Section 9.1.8 herein have been met;

(m) actual or constructive possession of the Books and Records for the Company and keys, combinations and codes to all locks and security devices to the Leased Real Property;

(n) an affidavit from the Company, dated as of the Closing Date, sworn under penalty of perjury and in form and substance approved by Buyer stating that the Company is not a United Stated Real Property Holding Corporation (as defined in Section 897(c)(2) of the Code), and has not been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(o) all instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals or dispositions of or from all bank accounts or other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of the Company, or evidence that each the Company has removed all such authorized signatories, and all keys and combinations to all safe deposit boxes, lock boxes and safes of the Company;

(p) such landlord consents, estoppel certificates, non-disturbance and subordination agreements with respect to the Leased Real Property as Buyer may reasonably request, in form and substance reasonably satisfactory to Buyer and any applicable lenders of Buyer and the agent(s) therefor;

(q) a consulting agreement by and between the Buyer and each of Michael Weintraub and Scott Magnano, in each case in form and substance reasonably satisfactory to Buyer;

(r) evidence that the Company shall have obtained or delivered, as applicable, all consents, notices, and waivers, as applicable, of the other Persons set forth on Exhibit 9.1.9(r);

(s) each Management Investor, Robert Robinson, Dina MacEwan, Holly Westbrook, and at least 75% of the other Persons who were employed by the Company as of the Agreement Date shall accept an offer of employment (or engagement) with Buyer and execute and deliver all agreements and other documents required by Buyer relating to such employment (or engagement);

(t) evidence in form and substance reasonably satisfactory to Buyer that each of the Purchased Insurance Policies have been obtained and are in full force and effect; and

(u) such other agreements, instruments, certificates and documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of the Transactions, in each case in form and substance reasonably satisfactory to Buyer.

9.2. Company’s Conditions Precedent to Closing. The Company’s obligation to consummate the Transactions, including the Merger, and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

9.2.1 Accuracy of Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement or in any other Transaction Documents (other than such representations and warranties that are Fundamental Representations) will be true, correct and complete as of the Agreement Date and as of Closing, except in each case to the extent any such representation and warranty speaks as of any other specific date, in which case such representation and warranty will have been true, correct and complete, as applicable, as of such date, in each case except for breaches as to matters that would not reasonably be expected to have a Material Adverse Effect. The Fundamental Representations of the Buyer set forth in this Agreement or in any other Transaction Documents will be true, correct and complete in all material respects as of the Agreement Date and as of Closing, except in each case to the extent any such representation and warranty speaks as of any other specific date, in which case such representation and warranty will have been true, correct and complete, as applicable, as of such date.

9.2.2 Performance of Covenants. All of the covenants and obligations that Buyer is required to perform or comply with under this Agreement or in any other Transaction Documents on or before the Closing must have been duly performed and complied with.

9.2.3 No Conflict. Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Securityholders or any Affiliate of Securityholders to suffer any adverse consequence under (a) any applicable Law or Order or (b) any applicable Law or Order that has been published, introduced or otherwise proposed by or before any Governmental Authority.

9.2.4 Closing Deliverables. At the Closing (or such earlier date if specified below), Buyer shall have delivered the following items to the Representative or the Paying Agent, as applicable:

(a) the amount of the Merger Consideration that is payable in accordance with Section 2.1.2;

(b) a counterpart of the agreements set forth in Section 9.1.9 to which Buyer or Merger Sub is a party or is required to execute; and

(c) a certificate of the Secretary of each of Buyer and Merger Sub certifying (i) the names and signatures of the officers of Buyer and Merger Sub authorized to sign this Agreement and the other Transaction Documents delivered by or on behalf of Buyer or Merger Sub pursuant to this Agreement, (ii) the resolutions of the Board of Directors of Buyer and Merger Sub approving this Agreement and the other Transaction Documents delivered by or on behalf of Buyer pursuant to this Agreement; (iii) that the conditions set forth in Section 9.2.1 and Section 9.2.2 herein have been met, and (iv) the R&W Policy has been obtained, is in full force and effect, and has not been amended since the Agreement Date.

10. Termination.

10.1. Termination of Agreement. Notwithstanding anything herein to the contrary, this Agreement may be terminated as follows:

10.1.1 by mutual written consent of Buyer and the Representative;

10.1.2 by Buyer if there has been a breach of any of the Securityholders’ or the Company’s representations, warranties or covenants contained in this Agreement, which breach would result in the failure of a condition set forth in Section 9.1, and which breach has not been cured within five (5) days after the written notice of the breach from Buyer or is incapable of being cured;

10.1.3 by Representative if there has been a breach of any of the Buyer’ representations, warranties or covenants contained in this Agreement, which breach would result in the failure of a condition set forth in Section 9.2, and which breach has not been cured within five (5) days after the written notice of breach from Representative or is incapable of being cured;

10.1.4 by Buyer upon the occurrence of a Material Adverse Effect;

10.1.5 by Buyer if the Closing has not occurred (other than through the failure of Buyer to comply with its obligations under this Agreement or any other Transaction Documents) by December 31, 2023; or

10.1.6 by the Representative if the Closing has not occurred (other than through the failure of the Company or the Securityholders to comply with their obligations under this Agreement or any other Transaction Documents) by December 31, 2023.

10.2. Effect of Termination. Each Party’s rights of termination under Section 10.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all obligations of the Parties under this Agreement terminate and the parties shall have no further obligations to each other, except that (a) the provisions of Section 7, this Section 10.2 and Section 11 will remain in full force and survive any termination of this Agreement and except as provided in the following clause (b) and (b) if this Agreement is terminated by a Party because of the breach of this Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

11. Additional Terms and Provisions.

11.1. No Third-Party Beneficiaries. Except as expressly set forth herein (including (a) Buyer Group, the members of which shall be express third-party beneficiaries hereof, and (b) Securityholder Group, the members of which shall be express third-party beneficiaries hereof), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

11.2. Entire Agreement. This Agreement and the other Transaction Documents (including all schedules and the exhibits) constitute the entire agreement among the Parties with respect to the Transactions and supersede any prior understandings or agreements by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

11.3. Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties, and any assignment in contravention of the foregoing shall be null and void; provided, however, Buyer may assign this Agreement and its rights and obligations under this Agreement, in whole or in part, without consent, to any of its Subsidiaries or Affiliates or any Person that acquires all or substantially all of the capital stock or assets of Buyer or the Company, provided that Buyer remains obligated to all of its obligations under this Agreement and any Transaction Document to which it is a party. Further, Buyer and the Company may assign any of their respective rights, interests or obligations hereunder for collateral security purposes to any lender providing financing to Buyer or their Affiliates, and any such lender may exercise all of the rights and remedies of Buyer and the Company hereunder.

11.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by a recognized overnight courier service, by electronic mail or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.4):

If to Representative or Securityholders, or prior to Closing, the Company, to:

Michael Weintraub, as Representative

10799 N 90th Street, Suite 200

Scottsdale, Arizona 85260

E-mail: mdweintraub@outlook.com

with copies (which shall not constitute notice) to:

Weiss Brown, PLLC

6263 N. Scottsdale Road, Suite 340

Scottsdale, Arizona 85250

Attention: Scott K. Weiss

Telephone: 480.327.6651

E-mail: scott.weiss@weissbrown.com

If to the Buyer, Merger Sub or, following the Closing, the Company, to:

OptimizeRx Corporation

260 Charles Street, Suite 302

Waltham, MA 02453

Attention: Marion Odence-Ford

E-mail: modenceford@optmizerx.com

with a copy to (which shall not constitute notice) to:

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103

Attention: Gary Goldenberg; Shaun Bockert

E-mail: Gary.Goldenberg@blankrome.com; Shaun.Bockert@blankrome.com or to such other address or addresses as the Parties may from time to time designate in writing. Any notice which is delivered personally or by facsimile or electronic mail in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

11.5. Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

11.6. Jurisdiction and Process. ANY LEGAL ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS MAY BE INSTITUTED IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.7. Waiver of a Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.8. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of Buyer, Merger Sub, and the Representative. Any Party may waive another Party’s breach of or compliance with this Agreement, but any waiver must be in a writing signed by the waiving Party. A Party’s waiver does not waive any other earlier, concurrent, or later breach or compliance.

11.9. The Representative. The Buyer and Merger Sub shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by the Representative on behalf of the Securityholders, and the Buyer and Merger Sub shall have no duty to inquire as to the acts and omissions of the Representative. The Buyer and Merger Sub are hereby relieved from any Liability to any Person for any acts done by them in accordance with any decision, act, consent, or instruction of the Representative.

11.10. Severability; No Waiver. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

11.11. Expenses. Unless this Agreement expressly provides otherwise, each Party shall bear any expenses, including Transaction Expenses, it incurs in connection with the negotiation and consummation of the Transactions. The Parties acknowledge and agree that the fees, costs, expenses, premiums, and taxes payable in connection with the Escrow Agent and the R&W Policy shall be borne one half by the Company (and included in the Transaction Expenses) and one half by the Buyer.

11.12. Full Understanding. Each of the Parties hereby acknowledges and confirms that each such Party has read and understands the entirety of this Agreement, including the representations and warranties, covenants and indemnification obligations contained herein. The Parties negotiated this Agreement at arm’s-length, jointly participated in drafting it, and received advice from independent legal counsel before they signed it. Accordingly, any court or other Governmental Authority or arbitrator construing or interpreting this Agreement will do so as if the Parties jointly drafted it and will not apply any presumption, rule of construction, or burden of proof favoring or disfavoring a Party because that party (or any of its representatives) drafted any part of this Agreement.

11.13. Construction. In construing this Agreement, including the exhibits and schedules hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (b) except as otherwise set forth herein, references to Articles, Sections, schedules and exhibits refer to the Articles, Sections, schedules and exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s predecessors; (d) unless the context otherwise requires, all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP consistently applied; (e) no consideration shall be given to the headings of the Articles, Sections, schedules, exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (f) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (g) the term Agreement means this Agreement as amended or modified; (h) the word “discretion” and its syntactical variants is deemed to be preceded by the word “sole” (i) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any schedule or exhibit; (j) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (k) the plural shall be deemed to include the singular and vice versa; (l) unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa and (m) any reference to an “employee” of the Business or of the Company shall include any person employed by the Company, whether directly or indirectly by lease or co-employment arrangement, with a third-party or otherwise.

11.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, electronic mail or other means of electronic transmission (including without limitation, DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.15. Non-Recourse. Except with respect to the named parties to this Agreement, no past, present or future incorporator, organizer, manager, member, partner, shareholder, director, officer, employee, representative, agent, Affiliate or attorney of Buyer shall have any Liability for any obligations or liabilities of Buyer under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereunder, other than with respect to fraud. The provisions of this Section 11.15 are intended to be for the benefit of, and enforceable by, any incorporator, organizer, manager, member, partner, shareholder, director, officer, employee, representative, agent, Affiliate or attorney of Buyer, and each such Person shall be a third-party beneficiary of Section 11.1.

11.16. Specific Performance. The Parties each acknowledge that the rights of each party to consummate the Transactions are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching party may be without an adequate remedy at Law. The Parties agree, therefore, that in the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching Party or Parties may, subject to the terms of this Agreement and in addition to any remedies at Law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

11.17. Joinder. The Parties hereto acknowledge that the Securityholders may join as signatories and Parties to this Agreement by executing a Joinder and Support Agreement.

-Signature Page Follows-

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Agreement Date.

BUYER:

OPTIMIZERX CORPORATION

By:	/s/ William J. Febbo
Name: William J. Febbo
Title: Chief Executive Officer

COMPANY:

HEALTHY OFFERS, INC.

By:	/s/ Michael Weintraub
Name: Michael Weintraub
Title: Chief Executive Officer

REPRESENTATIVE:

/s/ Michael Weintraub
Michael Weintraub, not in his individual capacity, but as representative of the Securityholders

[Signature Page to Agreement and Plan of Merger]

DEFINED TERMS

Accounting Methodology	2.3.1
Acquisition Proposal	6.6
Adjustment Calculation Disputed Items	2.3.4
Agreement	Preamble
Agreement Date	Preamble
Agreement of Merger	1.2
Articles of Incorporation	1.7.1
Base Purchase Price	2.1.2
Buyer	Preamble
Buyer Group	7.1
Buyer Plans	6.15
Buyer SEC Documents	5.8
Certificates	1.8.1
Claim Costs	7.9.4
Closing	2
Closing Cash	2.3.2
Closing Date	2
Closing Indebtedness	2.3.2
Closing Statement	2.3.2
Closing Transaction Expenses	2.3.2
Company	Preamble
Company Cap	7.5.1
Company Employee Benefit Plan	4.20.1
Company Intellectual Property	4.13.4
Company Patents	4.13
Company Product	4.15.1
Company Software	4.13.2
Confidential Information	6.5.1
Continuing Employee	6.15
Deductible	7.5.1
Defense Caveats	7.3.2
Dissenter Payment	1.10.1
Dissenting Shares	1.10.1
Effective Time	1.2
Environmental Claims	4.21.4
Escrow Agreement	2.1.3(d)
Estimated Cash	2.3.1
Estimated Indebtedness	2.3.1
Estimated Net Working Capital	2.3.1
Estimated Payment Schedule	2.4.1
Estimated Transaction Expenses	2.3.1
Final Cash	2.3.4
Final Determination	7.8
Final Indebtedness	2.3.4
Final Net Working Capital Calculation	2.3.4
Final Transaction Expenses	2.3.4
Financial Statements	4.7.1

i

Indemnification Matter	7.3
Indemnification Notice	7.3.1
Indemnitee	7.3
Indemnitor	7.3
Independent Contractors	4.19.2
Intellectual Property Licenses	4.13.3
Intellectual Property Registrations	4.13
IRCA	4.19.6
Joinder and Support Agreement	Preamble
Latest Balance Sheet	4.7.1
Leased Real Property	4.12.1
Letter of Transmittal	1.8.1
Listed Contracts	4.14.1
Merger	Preamble
Merger Consideration	2.1.2
Merger Sub	Preamble
Net Deficit Amount	2.3.5(a)
Net Surplus Amount	2.3.5(b)
Net Working Capital Calculation	2.3.2
Nevada Act	Preamble
Objection Notice	2.3.3
Off-the-Shelf Software	4.13.3
Option Cancellation Agreement	1.8.1
Parties	Preamble
Party	Preamble
Paying Agent	1.8.1
Payment Schedule	2.4.2
Pre-Closing Tax Periods	8.1
Processing	4.25.4
Purchased Insurance Policies	6.12
R&W Policy	5.5
Realty Leases	4.12.2
Representative	Preamble
Reserve Account	7.11.8
SEC	5.8
Security Deliveries	1.8.2
Securityholder Group	7.2
Services	4.15.2
Shareholder Consent	Preamble
Straddle Tax Period	8.1
Subscription Agreements	9.1.9(i)
Surviving Corporation	1.1
Tax Closing Agreement	4.11.14
Tax Proceedings	8.5.1
Tax Ruling	4.11.14
Third-Party Claim	7.3.2
Waived 280G Benefits	6.16
Year-End Balance Sheet	4.7.1

ii

Schedule 1

Defined Terms

“Accounting Arbitrator” means an audit or tax partner of nationally recognized firm of independent certified public accounts mutually agreeable to both the Representative and the Buyer, provided such accountant or accounting firm shall not have been engaged or provided services to either party, or any of their Affiliates, during the prior three (3) years, and shall remain independent during the length of any dispute or until expiration of the review periods pursuant to this Agreement.

“Accrued Income Taxes” means the amount calculated as of the end of the date on the Closing Date (which shall not be less than zero) of any unpaid federal, state and local income or franchise Tax liabilities of the Company that are attributable to a Pre-Closing Tax Period (including the portion of a Straddle Tax Period ending on the Closing Date). The calculation of Accrued Income Taxes shall include (a) include all adjustments made pursuant to Section 481 of the Code (or any similar provision of applicable state, local or foreign Law) that have not previously been included in income by the Company without any offset for future tax refunds or tax benefits and, (b) include all amounts that the Company will be required to include after the Closing Date as a result of any prepaid amount received or deferred revenue realized on or prior to the Closing Date, (c) include all adjustments that are required to be made pursuant to Section 481 of the Code (or any similar provision of applicable state, local, or foreign Law) that is required to be included as taxable income of the Company in a Tax period or portion thereof beginning after the Closing Date as result of change in an improper accounting method that was utilized by the Company prior to the Closing, (d) exclude any Taxes attributable to any action taken by Buyer or any Affiliate thereof on the Closing Date after the Closing that is outside the ordinary course of business and the past practices of the Company and that is not expressly contemplated by this Agreement, (e) exclude any deferred Tax assets and deferred Tax liabilities, (f) take into account any estimated income Tax payments with respect any Pre-Closing Tax Period but excluding any refunds, (g) be calculated separately for income Taxes imposed in each jurisdiction and (h) in the case of a Straddle Tax Period, in accordance with Section 8.3 hereof.

“Adjustment Calculation” means an amount, which may be positive or negative, equal to (a) the excess of the Net Working Capital Calculation over the Estimated Net Working Capital, plus (b) the excess of the Closing Cash over the Estimated Cash, minus (c) the excess of the Closing Indebtedness over the Estimated Indebtedness, and minus (d) the excess of the Closing Transaction Expenses over the Estimated Transaction Expenses.

“Adjustment Escrow Amount” means an amount equal to $300,000.00.

“Adjustment Escrow Funds” means (a) the Adjustment Escrow Amount, plus (b) any accrued interest, dividends and other distributions thereon as provided in this Agreement or the Escrow Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of Law.

“Authorizations” shall mean, as to any Person, all licenses, permits, franchises, orders, accreditations, memberships, approvals, concessions, clearances, registrations, qualifications and other authorizations issued or granted to such Person under applicable Law (including any pending applications), by any Governmental Authority or any other Person.

“Books and Records” shall mean business records (in any form or medium), including all books, ledgers, files, reports, plans, records, manuals, sales and credit records, books of account, financial records, invoices, supplier lists, billing records, engineering records, drawings, blueprints, schematics, studies, surveys, reports, advertising and sales material, customer lists, customer records, test records, financing records, and personnel and payroll records.

“Business” means the business of omnichannel marketing and analytics related to digital advertising of pharmaceuticals. All of the foregoing services collectively, or any one service individually, shall be referred to herein as the “Business.”

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of Nevada or is a day on which banking institutions located in the State of Nevada are authorized or required by Law or other governmental action to close.

“Buyer Common Stock” means an aggregate number of shares of Common Stock of Buyer, par value $0.001 per share, equal to (i) the aggregate amount of the Management Investment Amount, divided by (ii) the volume-weighted average of the trading prices on the NASDAQ Capital Market on which Buyer Common Stock is listed for one (1) share of Buyer Common Stock for the five (5) consecutive trading days ending the trading day immediately preceding the Agreement Date, which shares of Buyer Common Stock shall be rounded up to the nearest whole number of shares of Buyer Common Stock (on an aggregate basis per holder of Buyer Common Stock), in lieu of receiving any amount of cash or fractional shares of Buyer Common Stock.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, March 27, 2020, as amended, and any administrative or other guidance published with respect thereto by any Governmental Authority, or any other Law intended to address the consequences of COVID-19.

“Cash” means, as of any date, any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature as of such date, each as determined in accordance with GAAP. For the avoidance of doubt, (a) Cash will include the amount of deposits or other payments received by the Company but not yet credited to the bank accounts of the Company, to the extent that such deposits or other payments have reduced Net Working Capital, (b) Cash will exclude the amount of any outstanding checks or other payments issued by the Company but not yet deducted from the bank accounts of the Company, to the extent that such checks or other payments have increased Net Working Capital, and (c) Cash of the Company held in bank accounts of the Company will be calculated net of amounts overdrawn from such accounts by the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Employee” means, collectively, each employee of the Company as of the Closing Date.

“Company Option” means an option (whether or not vested or exercisable) to purchase Common Stock that has been granted under the Company’s 2012 and 2015 Stock Option Plans or otherwise.

“Common Stock” means the common stock of the Company, $0.001 par value per share.

“Company Stock” the Common Stock and Preferred Stock.

“Consent” means any approval, consent, ratification, novation, waiver, exemption or other authorization.

“Contract” means, whether written or oral, any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, sublease, purchase order, sales order, arrangement or other commitment, obligation or understanding, express or implied, of any nature whatsoever to which a Person is a party or by which a Person or its assets or properties are bound, including any Government Contract.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemic, pandemic or disease outbreaks.

“Credentials” means any logins, passwords, IDs, user IDs, account IDs, tokens, entitlements, certificates, authorization codes, keys, or any other assigned data or code for access to or use of any Third- Party Platform.

“Current Assets” shall have the meaning ascribed to it in the Accounting Methodology. For the avoidance of doubt, the Current Assets shall not include any Cash of the Company.

“Current Liabilities” shall have the meaning ascribed to it in the Accounting Methodology.

“Data Protection Requirements” means all applicable Laws and all regulations promulgated thereunder, applicable industry standards of any industry organization of or in which the Company is a member or otherwise participates or with which the Company purports to comply, and any and all applicable contractual and other obligations legally binding upon the Company, or that apply to the Business, in each case concerning Personal or Protected Information, Tracking Data, cybersecurity, surveillance, email communications or mobile or messaging communications or confidential or proprietary customer, partner (including suppliers, vendors, resellers, distributors, and any other third parties), user or end user data, including but not limited to, as and to the extent applicable to the Company or the Business: HIPAA, the Children’s Online Privacy Protection Act of 1998 (COPPA), the Data Protection Acts 1988 to 2018, the General Data Protection Regulation (EU) 2016/679, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, PCI DSS, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the TrustArc Privacy Certification Standards, the National Institute of Standards and Technology (NIST) Risk Management Framework, NIST Cybersecurity Framework, Building Security in Maturity Model (BSIMM) Framework, Cloud Security Alliance Cloud Controls Matrix (CCM), Open Web Application Security Project (OWASP), ISO/IEC 27017, 27001, 27701, the EU Data Protection Directive (Directive 95/46/EC) and any successor or replacement directive thereof (including the General Data Protection Regulation), state data security Laws, state health information Laws, state social security number protection Laws, state data breach notification Laws, state consumer protection Laws, any applicable Laws concerning minimum security requirements or requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, marketing or advertising materials, including unsolicited advertising, telemarketing and e-mail marketing, cookies, anti-SPAM, and communications Laws), and Laws relating to the use of any Credentials.

“Deemed Cash Amount” means an amount equal to aggregate exercise price of the Vested Company Options.

“Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or Contract, whether formal or informal, whether or not set forth in writing, for or regarding bonuses, commissions, incentive compensation, employment, consulting, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, profits interests, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity or equity-based compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, life insurance, self-insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting current or former employees, consultants, independent contractors of directors (or their respective beneficiaries or dependents).

“Environmental Laws” means all applicable federal, state or local Laws and any implementing regulations or written agency guidance or policy as well as common laws relating to the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health relating to the environment, including relating to (a) releases or threatened releases of Hazardous Materials, (b) the manufacture, processing, distribution, use, treatment, storage, transport or management of Hazardous Materials, (c) the management of asbestos or lead in buildings or other structures, or (d) the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act and the Occupational Health and Safety Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rulings and regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, common control with, part of an affiliated service group with, or part of another arrangement that includes, the Company or any ERISA Affiliate of the Company within the meaning of Code Section 414(b), (c), (m) or (o).

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnification Escrow Amount.

“Escrow Funds” means the funds held in escrow by the Escrow Agent pursuant to this Agreement and the Escrow Agreement. The amount of Escrow Funds, at any given time, shall equal (a) the Escrow Amount, plus (b) any accrued interest, dividends and other distributions thereon as provided in the Escrow Agreement.

“Final Adjustment Calculation” means an amount, which may be positive or negative, equal to (a) the Final Net Working Capital Calculation minus the Estimated Net Working Capital, plus (b) the Final Cash minus the Estimated Cash, minus (c) the Final Indebtedness minus the Estimated Indebtedness and minus (d) the Final Transaction Expenses minus the Estimated Transaction Expenses.

“Fundamental Representations” means the following representations and warranties: Section 3.1: (Authorization); Section 3.2 (Ownership); Section 3.5 (Broker Fees); Section 4.1.1 (Organization and Authority), Section 4.2 (Authorization), Section 4.3 (Capitalization), the first sentence of Section 4.5 (Company Assets), Section 4.6 (Broker Fees), Section 4.11 (Tax Matters), Section 5.1 (Organization of Buyer), Section 5.2 (Authorization of Transaction), and Section 5.4 (Broker Fees).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Contract” means any Contract between the Company, on the one hand, and (a) any Governmental Authority, including any administrative agreement or consent agreement with any Governmental Authority relating to compliance such Government Contract, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor at any tier with respect to any Contract of a type described in clauses (a) or (b) above, on the other hand.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority (including any regulatory, administrative, and self-regulatory authority), department, commission, board or bureau thereof or any federal, state, local or foreign court, arbitrator or tribunal.

“Hazardous Materials” means any toxic or hazardous substance, material, or waste, and any other contaminant or pollutant, whether liquid, solid, semi-solid, sludge or gaseous, including chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, and any other material or substance, whether waste materials, raw materials or finished products regulated or governed by any Environmental Law.

“HIPAA” means collectively the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective and as each is amended from time to time.

“Indebtedness” means, with respect to any Person, means all Liabilities, contingent or otherwise, as obligor or otherwise, for or with respect to: (a) all obligations for borrowed money, including the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations or other interest-bearing indebtedness, whether current or funded, secured or unsecured, (b) all obligations evidenced by a note, bond or debenture, (c) all obligations for deferred or installment purchase price of any property or services, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired, including any “earnout” or similar payments or any noncompete payments, (e) all obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien, (f) all obligations under leases which will have been or should be, in accordance with GAAP, recorded as finance leases (and not operating leases), (g) all obligations in respect of bankers’ acceptances, letters of credit or similar credit transactions, (h) all obligations secured by Liens on property acquired, whether or not such obligations were assumed at the time of acquisition of such property, (i) any off balance sheet financial obligations in the nature of indebtedness, including synthetic leases and project financing, (j) the face value of any surety bonds, performance bonds or security deposits, (k) breakage or similar costs for interest rate hedges or early termination of any of the obligations of a type reflected above, (l) all obligations of a type referred to above which are directly or indirectly guaranteed by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (m) any Accrued Income Taxes, (n) all deferred payroll obligations of the Company, (o) all customer deposits and/or customer advances, (p) all deferred revenue, to the extent not already included within any of the foregoing, or (q) all other Liabilities that, in accordance with GAAP, should be classified upon the balance sheet of the Company as indebtedness. For purposes of this Agreement, Indebtedness (i) includes the aggregate amount of any accrued interest, accreted value, breakage costs, prepayment premiums or penalties related thereto, unpaid fees or other costs or expenses associated with the prepayment or termination of any Indebtedness, and (ii) excludes any amounts expressly included in Transaction Expenses or Net Working Capital or is otherwise included in the Adjustment Calculation.

“Indemnified Taxes” means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly or severally, pursuant to a contract or other agreement entered into (or assumed) by the Company on or prior to the Closing Date, or for any other reason and whether disputed or not): (a) any Tax in respect of the Company for any Pre-Closing Tax Period or portion of a Straddle Tax Period ending on or before the Closing Date (as determined under Section 8.3) to the extent not included in the Net Working Capital Calculation (as finally determined pursuant to Section 2.3); (b) any Tax that the Company is liable for (including under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign applicable Laws) as a result of being a member of (or leaving) an Affiliated Group on or before the Closing Date; (c) any Transactional Taxes that are the responsibility of Securityholders pursuant to Section 8.4; (d) the Company’s share of any Taxes arising from the payment of any Transaction Bonuses or option cancellation payments; (e) any Taxes resulting from the inclusion of any item of income in, or exclusion of any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other transaction on or prior to the Closing Date, (ii) Tax Closing Agreement pursuant to Section 7121 of the Code or any corresponding provision of state, local or foreign Tax Law, entered into on or prior to the Closing Date (iii) accounting method change or agreement with any Taxing Authority, (iv) prepaid amount received on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or any corresponding provision of state, local, or foreign Tax Law, (vi) income from discharge of indebtedness realized on or prior to the Closing Date, pursuant to Section 108(i) of the Code or any corresponding provision of state, local or foreign Tax Law, or (vii) election under Section 965(h) of the Code to pay the net tax liability under Section 965 in installments; (f) “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company has elected to defer on or prior to the Closing Date pursuant to Section 2302 of the CARES Act (which amount, for the avoidance of doubt, shall not be less than zero and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax) and any payroll Tax obligations that the Company has deferred (for example, by a failure to timely withhold, deposit or remit any such amounts in accordance with the applicable provisions of the Code and Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order; (g) any payment required to be made after the Closing in respect of the failure to qualify to do business in any jurisdiction in which the Company’s property is leased or operated by it or the nature of the business conducted by it makes such qualification necessary; and (h) any Taxes of the Securityholders.

“Indemnification Escrow Amount” means an amount equal to $285,000.00.

“Indemnification Escrow Funds” means (a) the Indemnification Escrow Amount, plus (b) any accrued interest, dividends and other distributions thereon as provided in this Agreement or the Escrow Agreement.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (b) internet domain names, social media handle or page name; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, ideas, formulas, designs, devices, technology, know-how, research and development, inventions, methods, data, databases, processes, compositions and other trade secrets, whether or not patentable; (e) patents, inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions; (f) Software; and (g) all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing.

“IT Assets” means all Software, hardware, firmware, networks, equipment, computer systems and connecting media and related systems and infrastructure used by the Company in support of its products, services, and business operations.

“Knowledge of the Company,” “to the Company’s Knowledge” and similar phrases means: the actual knowledge of Michael Weintraub, Scott Magnano, Frank Hicks, or Theresa Greco, after conducting a reasonable investigation.

“Law” means any statute, law (including common, statutory, civil, criminal, municipal, domestic, foreign or international law), ordinance, regulation, rule, code (including competition law or regulation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations), Order, legislation, constitution, treaty, convention, judgment, decree, or other requirement or rule of law of any Governmental Authority.

“Liabilities” means any liability or obligation of any kind (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined or indeterminable, disputed or undisputed, liquidated or unliquidated, joint or several, secured or unsecured, vested or unvested, and whether due or to become due, regardless of when asserted, and whether or not the same is required to be accrued on financial statements.

“Lien” means and includes security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, clouds, servitudes, rights of way, options, rights of first refusal, community property interests, equitable interests, restrictions of any kind, including, without limitation, any voting or other transfer restrictions, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by Contract, Law, equity or otherwise.

“Losses” or “Loss” of a Person means any and all losses, Liabilities, damages, claims, awards, judgments, Tax deficiencies, Taxes (including interest and penalties thereon), settlements, fines, penalties, assessments, costs and expenses (including the reasonable costs of investigation, remediation and professional fees, including those of attorneys, consultants and experts, any applicable state or local filing fees or organizational fees, and expenses paid in connection with the foregoing) suffered, sustained or incurred by such Person.

“Major Holders” means each of the following Shareholders of the Company: The Amended & Restated Weintraub Family Revocable Trust Dated May 21, 2012, Blue Capital Holdings, LLC, Sheldon Silverberg, Theresa Greco, Frank Hicks, Scott Magnano, FT Capital LLC, and Stillman Family Revocable Trust.

“Management Holders” means each of the following Securityholders of the Company: The Amended & Restated Weintraub Family Revocable Trust Dated May 21, 2012, Scott Magnano, Frank Hicks, Theresa Greco, Chad Gottfrid, Karin Chun Hayes, and Stacey Levas.

“Management Investment Amount” means such amounts, and to such parties, as set forth on Exhibit I.

“Management Investors” means Michael Weintraub, Frank Hicks, Theresa Greco, Chad Gottfrid, Karin Chun Hayes, and Stacey Levas.

“Material Adverse Effect” means any change, effect, event, circumstance, condition, occurrence or state of facts that, individually or in the aggregate, was, is or could reasonably be expected to become, materially adverse to: (a) the business, properties, assets, condition (financial or otherwise), prospects, Liabilities, operations, operating results, employee relations, or customer or supplier relations of the Company or (b) the ability of the Representative or Securityholders to consummate the Transactions on a timely basis, provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Effect: (i) changes in general economic, political, or financial market conditions (including the ability of Buyer to obtain financing to complete the Transactions); (ii) changes generally affecting the industry in which the Company primarily operates; (iii) effects of weather, acts of God, any attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies or other calamity, crisis or geopolitical event, (iv) changes in applicable Laws or accounting rules, including GAAP, (v) the failure of the Company to meet its financial projections; (vi) any change arising in connection with global health conditions (including any epidemic, pandemic, or disease outbreak (including the presence or spread of the virus SARS-CoV-2 or the disease COVID-19 caused by such virus (as each of the virus and the disease have been identified by the World Health Organization) or any future strains or variations or mutations thereof)), or any (A) shelter-in-place or stay at home order issued by any Governmental Authority, (B) cessation of commerce or closing of businesses, in each case, in response thereto or as a result thereof, (C) shortage of labor, (D) shortage or delay in receipt of raw materials or (E) delay in shipping, as applicable, or other force majeure events, including any material worsening of such conditions threatened or existing as of the Agreement Date, (vii) actions by or on behalf of the Company taken at the express written request of Buyer thereof; or (viii) changes arising solely from the announcement of this Agreement by reason of the identity of Buyer and its Affiliates or any written communication by or on behalf of Buyer regarding its plans or intentions with respect to the Company; provided that with respect to the foregoing clauses (i)-(vi) such changes do not have a disproportionate impact on the Company taken as a whole relative to other companies operating in similar industries in which the Company primarily operates.

“Net Working Capital” means, subject to and in accordance with the Accounting Methodology, for purposes of Section 2.3 herein, the difference between (a) Current Assets of the Company, and (b) Current Liabilities of the Company.

“Optionholder” means (a) prior to the Effective Time, a holder of a Company Option as of the applicable time, and (b) following or at the Effective Time, a holder of a Company Option as of immediately prior to the Effective Time, in each case, in its, his or her capacity as such.

“Order” means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative or arbitral orders or awards and legally binding determinations of any Governmental Authority, including any arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Owned Intellectual Property” means all of the Intellectual Property owned or purported to be owned by the Company.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65 and IRS Notice 2021-11).

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including a Governmental Authority.

“Personal or Protected Information” means any information, in any form, that (a) is regulated by Laws or that is collected, used, disclosed, processed or retained by the Company, including information regarding the Business’ customers, suppliers, employees and agents, that relates to an individual person such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records and submitted health care claims for reimbursements, (b) is governed, regulated or protected by one or more Data Protection Requirements, (c) is covered by PCI DSS, (d) the Company received from or on behalf of a customer or a supplier of the Company; or (e) is subject to a data security or confidentiality obligation.

“Preferred Stock” means the shares of preferred stock, $0.001 par value per share, designated as “Series A Convertible Preferred Stock”.

“Proceeding” means audits, examinations, actions, suits, claims, demands, charges, complaints, litigation, reviews, hearings and investigations and legal, administrative or arbitration proceedings (including trademark oppositions and cancellation actions).

“Publicly Available Software” means each of: (a) any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), or similar licensing and distribution models, and (b) any Software that requires as a condition of use, modification, and/or distribution of such software that such Software or other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributed at no or minimal charge.

“Reserve Account” has the meaning set forth in Section 7.11.8.

“Reserve Amount” means an amount equal to $500,000.

“Restrictive Business Covenants” means any covenant that in any way purports to restrict the Company’s business activity, location or limit the freedom of the Company to engage in any line of business, to compete with any Person or to employ or solicit, hire or engage the services of any Person, including most favored customer/nation or supplier provisions, distribution rights provisions, rights of first refusal or rights of first negotiation or similar rights, requirements to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions, exclusivity provisions or other limitations on the Company’s right to sell, distribute or manufacture any product or service or to purchase or otherwise obtain Intellectual Property of any nature whatsoever.

“Securities” means any all shares of Company Stock and Company Options.

“Securityholder” means any Shareholder and/or Optionholder.

“Securityholder Pro Rata Share” means the proportion that the Merger Consideration payable to a given Securityholder bears to the Merger Consideration payable to all Securityholders pursuant to this Agreement, as set forth in the Payment Schedule.

“Shares” means all of the shares of the Company Stock issued and outstanding immediately before the Effective Time.

“Software” means computer software programs and software systems, including all databases, algorithms, compilations, tool sets, templates, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code, or human readable form.

“Shareholder” means each holder of record of any Company Stock.

“Solvent” means, with respect to any Person, that (a) the assets of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the assets of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured; (c) such Person has adequate capital to carry on its business; and (d) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature.

“Special Representations” means the following representations and warranties: Sections 4.25.4, 4.25.8, and 4.25.11 (Data Protection, Privacy Compliance, and Information Technology).

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity securities (including securities exercisable for such equity securities) or has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors (or any equivalent governing body).

“Target Net Working Capital” means $3,750,000.00.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable,” and “Taxing”) means any (a) federal, state, local or foreign income, net investment income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Code), customs, duties, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; and (b) liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Taxing Authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi- governmental body exercising tax regulatory authority.

“Third-Party Platform” means any other Person’s device, platform, application, operating system, website, networked physical object (including Internet of Things (IoT)), software as a service, platform as a service, infrastructure as a service, cloud service or similar service.

“Tracking Data” means (i) any information or data collected in relation to on-line, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (ii) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application, or (iii) any device ID, device activity data or data collected from a networked physical object.

“Trade Regulations” means all Laws, and all Authorizations, in each case relating to the import or export of goods, technology, or services or trading embargoes or other trading restrictions, including the Export Administration Act, the Export Administration Regulations, the Trading with the Enemy Act, the International Economic Emergency Powers Act, and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Transaction Bonus” means any bonuses, success fees, severance payments, change of control payments and any other amounts payable and unpaid at Closing (and not otherwise irrevocably waived or forfeited) to any Person by the Company or Securityholders in connection with the Transactions.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party, pursuant to any of the foregoing.

“Transaction Expenses” means all fees, costs, charges, expenses and obligations unpaid at Closing that are incurred by the Company or any Securityholder in contemplation of, in connection with or relating to the preparation for, and consummation of, this Agreement, all other Transaction Documents and the Transactions, including (a) the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered under the terms of this Agreement, all other Transaction Documents and the Transactions (including any due diligence review of the Company); (b) financial advisory and professional services provided by the Company’s and Securityholders’ bankers, counsel, brokers, consultants, accountants, advisors (financial or otherwise), agents and representatives; (c) Transaction Bonuses plus the Company’s portion of any Taxes associated with the payment of such Transaction Bonuses; and (d) any employer payroll Taxes due on payments in respect of the Company Options.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Vested Company Options” means, as of immediately prior to the Effective Time (after giving effect to any acceleration occurring prior to the Effective Time), outstanding Company Options to the extent such Company Options are then vested and exercisable.

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